LIMITED PARTNERSHIP AGREEMENT

                               OF

                KAANAPALI OWNERSHIP RESORTS, L.P.







                             BETWEEN

                 AMFAC VACATIONS MANAGERS, INC.,

                      as a General Partner

                     AMFAC VACATIONS, L.P.,
                      as a Limited Partner

             Kaanapali Partners Limited Partnership,
                      as a General Partner

                               and

             Kaanapali Partners Limited Partnership,
                      as a Limited Partner



                  Dated as of February 1, 1997
                 LIMITED PARTNERSHIP AGREEMENT


     THIS LIMITED PARTNERSHIP AGREEMENT of Kaanapali Ownership Resorts, L.P. (the or this "Agreement") is made and entered into as of the lst day of February, 1997, by and between AMFAC VACATIONS MANAGERS, INC., a Hawaiian corporation, as a general partner ("AVM"); AMFAC VACATIONS, L.P., a Hawaiian limited partnership, as a limited partner ("AVLP"); and Kaanapali Partners Limited Partnership, a Nevada limited partnership ("KP"), both as a general partner and as a limited partner.


                            RECITALS

     A. Amfac Property Investment Corp. ("APIC"), a limited partner of AVLP, owns a fifty percent (50%) undivided interest (the "APIC Land Interest") as a tenant in common in a beachfront parcel of approximately fourteen (14) acres located on the Island of Maui in the State of Hawaii, which parcel is commonly referred to as Kaanapali North Beach Lot #1 (the "Site"). The other fifty percent (50%) undivided interest (the "TPI Land Interest") in the Site is owned by Tobishima Pacific, Inc. ("TPI"). APIC has entered into the Land Purchase Agreement to purchase the TPI Land Interest.

     B. The owners of KP have substantial experience in developing and operating time share resorts.

     C. AVM, AVLP, KP-GP and KP-LP (each, a "Partner" and collectively, the "Partners") wish to join together to form Kaanapali Ownership Resorts, L.P. (the "Partnership") as a limited partnership under the laws of the State of Delaware, for the principal purpose of constructing, developing, operating and managing the Resort and selling time-share interests therein.

     D. AVM will contribute cash to the Partnership. AVLP will contribute cash, prepaid costs and the APIC Land Interest to the Partnership. KP-GP will contribute cash to the Partnership and will cause certain management and administrative services and tangible and intangible personal property to be provided to the Partnership and the Resort. KP-LP will contribute cash to the Partnership.

     E. The Partnership will assume the obligation of the buyer pursuant to the Land Purchase Agreement to purchase the TPI Land
Interest and seek financing for the construction of the Resort.

     F. The parties hereto desire to set forth in this Agreement the terms and conditions of their agreements and understandings with respect to the Partnership.


                           AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby acknowledge and agree as follows:


II.                                DEFINITIONS

     The following terms shall have the following meanings when used herein:

     A. "Act" shall mean the Delaware Revised Uniform Limited Partnership Act, as amended and in effect from time to time (or any corresponding provisions of successor law).

     B. "Additional Capital Contributions" shall mean the additional capital contributions to be made by each Partner pursuant to Section 3.3.

     C. "Adjusted Capital Account Deficit" shall mean, with respect to any Limited Partner, at any time, the deficit balance, if any, in such Partner's Capital Account (or, in the case of KP-LP, its sub-Capital Account as required pursuant to
Section 3.8(a)) after giving effect to the following adjustments:

          1. credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Sections 1.704-2(g)(1) and 1.704-2(i)(5) of the Regulations; and

          2. debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and
     1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-
1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

     D. "Adjusted Prime Rate" shall mean the "prime rate" as published from time to time in the Eastern Edition of The Wall Street Journal, plus three percent (3%). Each change in the Adjusted Prime Rate due to a change in such prime rate shall take effect simultaneously with such change in such prime rate, without Notice. Notwithstanding the foregoing, in the event that the foregoing Adjusted Prime Rate shall be in violation of any usury or similar law, then the Adjusted Prime Rate shall be reduced to the extent necessary to comply with any applicable usury or similar law.

     E. "Administrative General Partner" shall have the meaning set forth in Section 6.3.

     F. "Affiliate" of any Person shall mean any other Person directly or indirectly controlling, controlled by or under common control with, such Person. For purposes of this definition, the term "control" (including the correlative meanings of the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by contract or otherwise, and, without limiting the foregoing, shall include the general partner of such Person, provided (but without limiting the foregoing) that no pledge of voting securities of any Person without the current right to exercise voting rights with respect thereto shall by itself be deemed to constitute control over such Person.

     G.        "Agreement" shall mean this Limited Partnership
Agreement as it may be amended from time to time in accordance with the provisions of Section 13.1 of this Agreement.

     H.        "Amfac" shall mean Amfac/JMB Hawaii, Inc.

     I.        "APIC" is defined in the preamble.

     J.        "APIC Land Interest" is defined in Recital A.

     K. "Appraisal Dispute" shall have the meaning ascribed to such term in Section 11.2(d).

     L. "Auditors" shall mean the Partnership's independent certified public accounting firm. The Partnership's Auditors shall initially be KPMG Peat Marwick and shall thereafter be such other independent certified public accounting firm of national prominence as may be selected by the Committee in the event that KPMG Peat Marwick is no longer able to serve as the Partnership's Auditors or in the event that the Committee determines that it is in the best interest of the Partnership to engage another independent certified public accounting firm of national prominence as the Partnership's Auditors.

     M.        "AVLP" is defined in the preamble.

     N. "AVLP Percentage Interest" shall have the meaning ascribed to such term in Sections 3.1 and 3.9.

     O. "AVM Percentage Interest" shall have the meaning set forth in Sections 3.1 and 3.9.

     P. "Bankruptcy" of a General Partner shall mean the occurrence with respect to such Partner of any of the events specified in
Section 17-402(a)(4) or Section 17-402-(a)(5) of the Act.

     Q. "Business Day" shall mean any day other than a Saturday or Sunday on which commercial banks are required or permitted to be open for the transaction of business in Honolulu, Hawaii.

     R. "Business Plan" shall mean an annual business plan of the Partnership prepared pursuant to and in accordance with
Section 8.3.

     S. "Capital Account" shall mean, with respect to any Partner, the capital account which shall be maintained for such Partner by the Partnership in accordance with the following provisions:

          1. To each Partner's capital account there shall be credited such Partner's capital contributions (for this purpose any property to be contributed in kind shall be valued at its initial Gross Asset Value) such Partner's distributive share of Profits and any items in the nature of income or gain that are specially allocated to such Partner and the amount of any liabilities of the Partnership that are assumed by such Partner or secured by any Property that is distributed to such Partner in accordance with this Agreement.

          2. From each Partner's capital account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed or deemed to be distributed to such Partner pursuant to this Agreement, such Partner's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Partner, and the amount of any liabilities of such Partner assumed by the Partnership or which are secured by any Property contributed by such Partner to the Partnership.

          3. In the event that an Economic Interest in the Partnership is transferred in a Permitted Transfer in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Economic Interest.

          (d) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulations.

     T. "Cash Contributions" shall mean, with respect to any Partner, at any time, the aggregate amount of money theretofore contributed to the Partnership by such Partner, and, in the case of AVLP, shall include the Prepaid Costs.

     U. "Cash Shortfall" shall have the meaning ascribed to such term in Section 3.6.

     V. "Certificate of Limited Partnership" shall mean the Certificate referred to in Section 2.3 hereof and Section 17-201 of the Act.

     W. "Certificate of Occupancy" shall mean a certificate of occupancy issued by the Land Use and Codes Administration of the Department of Public Works and Waste Management of the County of
Maui, State of Hawaii.

     X. "Club Condominium" shall have the meaning ascribed to such term in Schedule III-B(2).

     Y. "CO Date" shall have the meaning ascribed to such term in Section 3.3(e).

     Z. "Code" shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

     AA.       "Committee" shall have the meaning ascribed to such
term in Section 6.2(a).

     BB.   "Condominium Owners Association" shall mean the membership association comprising the owners of the condominium units in the Resort.

     CC.       "Contributed Land Value" shall mean, as of the date of
this Agreement, Seven Million Dollars ($7,000,000).

     DD.       "Depreciation" shall mean, for each Fiscal Year, an
amount equal to the depreciation, amortization, or other cost recovery deduction allowable under the Code with respect to an asset for such Fiscal Year, except that if the Gross Asset Value of an asset differs from its adjusted basis as determined for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted basis;
provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of a Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Committee.

     EE.       "Distributable Cash" shall mean, for any fiscal period,
the excess of (a) all cash on hand or in bank accounts of the Partnership at the end of such period without regard to the source from which derived (excepting only amounts held by the Partnership on behalf of a party other than the Partnership or the Partners), over (b) the sum of (i) the aggregate amount which the Committee then anticipates will be payable by the Partnership in future periods, including without limitation expenditures for property taxes, insurance, debt service (other than with respect to Partner Loans), capital items, construction costs and improvements, and similar items, and (ii) reserves which the Committee determines are reasonably necessary in order to satisfy known or reasonably foreseeable or contingent liabilities of the Partnership. In determining the adequacy of the Partnership's reserves for this purpose, the Committee shall take into account the amount and timing of cash receipts that are expected to be received by the Partnership as a result of its normal operations.

     FF.   "Economic Interest" of a Partner shall mean such Partner's interest in the Profits, Losses, Distributions and any other items of income, gain, loss, deduction or credit of the Partnership, but not the right of such Partner to vote or otherwise participate in the management of the Partnership.

     GG.       "Event of Liquidation" shall have the meaning ascribed
to such term in Section 10.2.

     HH.       "Executive Management Services" shall have the meaning
ascribed to such term in Section 8.1.

     II. "First Restricted Period" shall have the meaning set forth in Section 2.10(b).

     JJ.   "Final Project Value" shall have the meaning ascribed to
such term in Section 11.2(d).

     KK.       "Fiscal Year" shall mean (i) the period commencing on
the effective date of this Agreement and ending on December 31, 1997, and (ii) any subsequent calendar year unless the Committee determines that the Partnership is required to use a fiscal year other than the calendar year for federal income tax purposes.

     LL.   "Formal Appraisal" shall have the meaning ascribed to such term in Section 11.2(d).

     MM.   "General Partners" shall mean AVM and KP-GP.

     NN.       "Gross Asset Value" shall mean, with respect to any
asset, the asset's adjusted basis for federal income tax purposes, except as follows:

          1. The initial Gross Asset Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as agreed upon by the Partners; provided that the initial Gross Asset Value of the APIC Land Interest shall be $7,000,000.

          2. The Gross Asset Values of the Partnership's Properties shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times:

               a. upon the making of any additional capital contribution (other than an Additional Capital Contribution pursuant to Section 3.3 or a Special Capital Contribution pursuant to Section
3.6 and other than a de minimis capital contribution) in exchange for the acquisition or increase of an Interest;

               b. upon the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an Interest;

               c. upon the liquidation of the Partnership within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations.

          3. The Gross Asset Value of any Partnership Property distributed to any Partner shall be adjusted to equal the gross fair market value of such Property on the date of distribution, as determined by the distributee Partner and the Committee;

          4. The Gross Asset Values of the Partnership's Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations.

     If the Gross Asset Value of a Partnership Property has been determined or adjusted pursuant to any of subsections (a), (b), or (d) of this Section 1.40, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Profits and Losses.

     OO.   "Homeowners Associations" shall mean collectively the
Interval Owners Association and the Condominium Owners
Association, and each such association shall sometimes be referred to as a "Homeowners Association."

     PP.       "Indemnified Person" shall have the meaning ascribed to
such term in Section 6.8(b).

     QQ.   "Initial Capital Contributions" shall have the meaning
ascribed to such term in Section 3.2.

     RR.   "Interest" shall mean the entire interest of a Partner in
the Partnership, including the Economic Interest of such Partner and all of such Partner's rights, powers, and privileges under this Agreement or the Act.

     SS.       "Interval" shall mean a fee simple interest
representing the perpetual right to use the Resort and its facilities for a specified period of time each year.

     TT.   "Interval Owners Association" shall mean the membership
association comprised of the owners of the Intervals.

     UU.       "Key Executives" shall mean certain key executives of
the KP Group, including Ronald J. Wilhite, Lexie W. Adams,
Charles R. Sewell and Robert W. Dunbar, who are to provide the Executive Management Services to the Partnership.

     VV. "KP-GP" shall mean KP in its capacity as a general partner.

     WW.       "KP-LP" shall mean KP in its capacity as a Limited
Partner.

     XX. "KP-GP Percentage Interest" shall have the meaning ascribed to such term in Sections 3.1 and 3.9.

     YY.   "KP Group" shall mean KP, its Affiliates, and the Key
Executives, and each of them shall constitute a "member" of the KP Group.

     ZZ.       "KP-LP Percentage Interest" shall have the meaning
ascribed to such term in Sections 3.1 and 3.9.

     AAA. "Land Closing" shall mean the consummation of the purchase of the TPI Land Interest pursuant to the Land Purchase Agreement.

     BBB.      "Land Purchase Agreement" shall mean that certain
Purchase and Sale Agreement and Escrow Instructions by and between APIC and TPI, dated as of October 16, 1996, a copy of which is attached hereto as Exhibit B.

     CCC.  "Limited Partners" shall mean AVLP and KP-LP.

     DDD.   "Notice" shall mean notice provided in accordance with
Article 12.

     EEE.      "Operating Budget" shall mean an annual budget for the
Partnership prepared pursuant to and in accordance with Section
8.3.

     FFF.      "Partner" and "Partners" are defined in Recital C.

     GGG.      "Partnership" is defined in Recital C.

     HHH.      "Partner Loans" shall have the meaning ascribed to such
term in Section 3.7.

     III. "Percentage Interests" shall have the meaning ascribed to such term in Sections 3.1 and 3.9.

     JJJ.      "Permitted Transfer" shall have the meaning ascribed to
such term in Section 9.2.

     KKK.      "Person" shall mean any individual, corporation,
partnership, or other entity.

     LLL.      "Pre-Entitlement Period" shall mean the period during
which, among other things, the Resort will be designed, the initial Business Plan will be developed, and approval will be obtained from the County of Maui for the construction and development of the Resort. This period will end when a Project
SMA for the Resort is approved by the County of Maui.

     MMM. "Prepaid Costs" shall mean the aggregate amount of out-of-pocket fees, costs, expenses and deposits incurred by APIC, AVLP or any Affiliate thereof prior to the Land Closing in connection with the acquisition of the Site; planning, feasibility studies or development work relating to the Site or the Resort; the application for and processing of the Project SMA and, to the extent applicable to or benefiting the Project, the Master SMA;
the valuation of the Site or a portion thereof; any deposits paid pursuant to the Land Purchase Agreement; and any costs (including professional fees) incurred in connection with the formation of the Partnership. The amount of Prepaid Costs which have been paid by AVLP and its Affiliates as of December 31, 1996 is reflected in Schedule II. From time to time, AVLP will update the schedule of Prepaid Costs and provide an updated copy to the Partnership. A final schedule of Prepaid Costs will be prepared by AVLP and submitted to the Partnership ten (10) Business Days prior to the date of the Land Closing.

     NNN.      "Pre-Sales Period" shall mean the period beginning with
the end of the Pre-Entitlement Period and ending on the CO Date during which, among other things, the Partnership will begin to hire management personnel, establish accounting and business policies and procedures, develop marketing programs, begin pre-sales of Intervals and perform construction work on all or a portion of the Resort.

     OOO.      "Profits" or "Losses" shall mean, for each Fiscal Year
or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

          1. any income or gain of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

          2.        any expenditures of the Partnership described in Code
Section 705(a)(2)(B) or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing
Profits or Losses, shall be subtracted from such taxable income or loss;

          3. in the event the Gross Asset Value of any the Partnership asset is adjusted pursuant to Section 1.40, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

          4. gain or loss resulting from any disposition of the Partnership's assets with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Gross Asset Value of the asset disposed of, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;

          5. in lieu of the depreciation, amortization and/or cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;

          6. to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or of the Code Section 743(b) is required pursuant to Section 1.704-
1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain
(if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

          7. any items of income, gain, loss or deduction which are allocated pursuant to Section 2 or Section 3 of Exhibit A hereto shall not be taken into account in computing Profits or Losses.

     PPP.      "Project" shall include the Site and the Resort.

     QQQ.      "Property" or "Properties" shall mean any or all of the
Partnership's assets, including without limitation its cash, working capital, real estate, and improvements, whether contributed to, purchased by or constructed by the Partnership.

     RRR. "Purchaser Notes" shall mean any debt obligations received from purchasers of Intervals in connection with the sale of Intervals to such purchasers.

     SSS.      "Regulations" shall mean the federal income tax
regulations promulgated under the Code.

     TTT.      "Resort" shall mean the time-share resort to be
constructed on the Site.

     UUU.      "Right of First Refusal" shall have the meaning set
forth in Section 9.6.

     VVV.      "Securities Act" shall have the meaning set forth in
Section 9.3.

     WWW.      "Service and License Agreements" shall mean a series of
agreements to be entered into pursuant to Article 8 pursuant to which the members of the KP Group will provide certain services and rights to the Partnership including loan collection and servicing, management of the Homeowners Associations, a software license and software support, sales and marketing management, telemarketing services, and central reservation services. The services and rights to be provided pursuant to the Service
Agreements are generally described in Schedules III-A through III-F.

     XXX. "Site" shall have the meaning ascribed to such term in Recital A.

     YYY.      "Special Capital Contributions" shall have the meaning
ascribed to such term in Section 3.6.

     ZZZ. "Substitute Limited Partner" shall mean a Transferee of an Economic Interest who has become a substitute limited partner in accordance with the procedures specified in Section 9.5.

     AAAA.      "Tax Distribution Date" shall mean the first Business
Day which is at least 10 calendar days following the end of each quarter of the Fiscal Year.

     BBBB.          "Tax Distribution Entitlement" shall mean, on any
Tax Distribution Date, an amount equal to the sum of (a) the product of (i) forty percent (40%) and (ii) the Profits and other items of Partnership taxable income allocated to such Partner (or estimated to be allocable to such Partner) for the Fiscal quarter just ended, and (b) the cumulative amount of Tax Distribution Entitlements accrued but not previously distributed to such Partner solely as a result of insufficiency of Distributable
Cash.

     CCCC.          "TPI" is defined in Recital A.

     DDDD.          "TPI Land Interest" is defined in Recital A.

     EEEE.          "Transfer" shall mean any voluntary or involuntary
(whether by operation of law or otherwise) sale, assignment, pledge, hypothecation or encumbrance.

     FFFF.      "Transferee" shall mean a Person who has acquired an
Economic Interest in the Partnership pursuant to a Permitted
Transfer but who has not been admitted to the Partnership as a Substitute Limited Partner.

     GGGG.       "Transferring Limited Partner" shall have the meaning
ascribed to such term in Section 9.6.

     HHHH.          "Unrecovered Cash Contributions" shall mean, with
respect to any Partner at any time, the excess of (a) the aggregate amount of such Partner's Cash Contributions (determined as of such time), over (b) the aggregate amount of distributions theretofore made to such Partner in respect of its Unrecovered
Cash Contributions pursuant to Section 4.2(a).

     IIII. "Unrecovered Land Preference" shall mean, with respect to AVLP, the excess of (a) the Contributed Land Value, over (b) the aggregate amount theretofore distributed to AVLP in respect of the Unrecovered Land Preference pursuant to
Section 4.2(a).

     JJJJ.          "Voting Interest" of a voting member of the
Committee shall mean that percentage of the total votes permitted to be cast by all voting members equal to the ratio obtained by dividing the Percentage Interest of the General Partner that appointed such voting member by the total of the Percentage Interests of all of the General Partners that have appointed voting members.


III.                               FORMATION OF PARTNERSHIP

     A. Formation. The Partners hereby associate themselves together as a limited partnership (the "Partnership") pursuant to the provisions of the Act upon the terms and conditions set forth in this Agreement.

     B. Name. The name of the Partnership shall be "KAANAPALI OWNERSHIP RESORTS, L.P."

     C. Certificate; Qualification. The General Partners shall execute and file a Certificate of Limited Partnership with the Secretary of State of the State of Delaware in accordance with the Act. The Partnership shall file any assumed or fictitious name certificate(s) or other documents as may be required by, and shall otherwise comply with, all applicable laws. The Administrative General Partner shall cause the Partnership to submit to the Director of the Department of Commerce and Consumer Affairs for the State of Hawaii an application for registration as a foreign limited partnership certified and signed by the Administrative General Partner, and the Administrative General Partner further agrees to undertake such other steps as may be necessary to qualify and register the Partnership as a foreign limited partnership in the State of Hawaii and each other jurisdiction where it is required to do so by reason of the nature of its business or the ownership of its Properties.

     D. Term. The term of the Partnership shall commence upon the filing of the Certificate of Limited Partnership in the office of the Secretary of State of the State of Delaware and shall continue for a period of twenty-five (25) years unless the Partnership is earlier dissolved and liquidated pursuant to any provision hereof, by judicial action, or by operation of law.
Upon the termination of the Partnership, the Partnership's
Certificate of Limited Partnership shall be cancelled, as required by law.

     E. Principal Office. The principal office of the Partnership shall be at 2530 Kekaa Drive, Lahaina, Hawaii 96761 or such other place as the Committee may from time to time determine.

     F. Partnership Act; Ownership. The rights and obligations of the Partners and the formation, operation and termination of the Partnership shall be governed by this Agreement and the Act.
The Interest of each Partner shall be personal property for all purposes. All Property owned by the Partnership shall be deemed to be owned by the Partnership as a partnership, and no Partner individually shall have any ownership of, or ability to transfer, such Property.

     G. Purposes. The business and purposes of the Partnership shall be limited strictly to (a) assuming and consummating the Land Purchase Agreement, (b) owning the Site for development as the Resort, (c) constructing, developing, operating, maintaining, owning and managing the Resort, (d) financing and/or refinancing, by mortgage loan or otherwise, all or a portion of any amounts, costs, or expenses relating to (i) the purchase of the TPI Land Interest, (ii) the development and construction of the Resort
(whether or not such development or construction costs relate directly to improvements on the Site), or (iii) the operation of the Resort, (e) marketing and selling the Intervals, and providing or arranging for financing to the purchasers,
(f) hypothecating, securitizing or otherwise refinancing the Purchaser Notes, (g) operating and administering the Resort and the Partnership and (h) engaging in such other activities, operations and businesses and entering into such agreements or financial arrangements as the Committee may deem necessary or appropriate to the foregoing purposes. The Partnership shall not engage in any other business without the consent of all of the General Partners.

     H. Tax Treatment of Partnership. The Partners intend that the Partnership shall be treated as a partnership for federal and state income tax purposes. The Committee shall cause the Partnership to take all appropriate actions, including the filing of available tax elections, which shall be necessary or helpful to establish or enhance the status of the Partnership as a partnership for tax purposes. If directed to do so by the Committee at any time following the date on which the Hawaii
Limited Liability Act becomes effective, the Partners and the Partnership shall take such actions as may be required to convert the Partnership into a limited liability company which shall be characterized as a partnership for federal and state income tax purposes.

     I. Authority of Limited Partners. Except as expressly provided in this Agreement, no Limited Partner shall have any authority to act for, or to assume any obligation or responsibility on behalf of, the Partnership or any other
Partner.

     J.        Restrictions on Certain Activities.

     1. Subject to the limitations applicable to the KP Group pursuant to Section 2.10(b), this Agreement shall not prohibit any Partner or any of its Affiliates from owning, operating, or investing in any real estate or engaging in any resort activities not owned or operated by the Partnership, wherever located.
Subject to the limitations contained in Section 2.10(b), each Partner and any of its Affiliates may engage in or possess an interest in another business venture or ventures of any nature and description (whether or not the same may, directly or indirectly, compete with this Partnership), independently or with others, including but not limited to the ownership, financing, leasing, operation, management, syndication, brokerage and development of real property or resort activities, and neither the Partnership nor the Partners shall have any rights by virtue of this Agreement or their relationship as Partners in and to said other ventures or to the income or profits derived therefrom.

     2. Each member of the KP Group agrees on behalf of himself or itself that during the period beginning on the date hereof and ending on December 31, 1998 ("First Restricted Period"), no such member shall engage, directly or indirectly, in any capacity
(whether as an owner, employee, agent, independent contractor, consultant, partner or otherwise), in any marketing or consulting activities relating to any hotel or resort in the State of Hawaii without the prior written consent of AVM, which consent may be given or withheld by AVM in its sole and absolute discretion.
Each member of the KP Group further agrees that during the period beginning on the day after the last day of the First Restricted
Period and for so long thereafter as the Partnership is otherwise offering for sale any previously unsold Intervals, no such member shall engage, directly or indirectly, in any capacity (whether as an owner, employee, agent, independent contractor, consultant, partner or otherwise), in any marketing or consulting activities relating to the sale of time share intervals by or relating to any hotel or resort on the Island of Maui. Each member of the KP Group acknowledges that AVM and AVLP would not have entered into this Agreement without the foregoing covenant and that the failure of any member of the KP Group to comply with this covenant will cause the Partnership, AVM, AVLP and the partners of AVLP to be materially damaged. Without waiving any other remedy which the Partnership, AVM, AVLP or the partners of AVLP may have at law or in equity, KP agrees that, should any member of the KP Group challenge or contest the validity of the covenant set forth in this Section 2.10(b), the KP-GP Percentage Interest and the KP-LP Percentage Interest each shall be reduced to zero effective upon the delivery by AVM to KP-GP and KP-LP of Notice requiring such reduction. In the event that a court determines that this covenant is unenforceable due to overbreadth (as to duration, geographic scope or otherwise), it is the Partners' intent that the covenant will be enforced subject to such modifications as the court determines is appropriate.

     3. Nothing in Section 2.10(b) shall prevent any member of the KP Group from providing receivables management services or property management services to any Person, whether or not within the State of Hawaii or the Island of Maui, provided that each member of the KP Group covenants that the provision of any such services to other persons will not adversely affect the extent or quality of the services to be provided by any member of the KP
Group to the Partnership pursuant to this Agreement or the Service Agreements. In no event shall any member of the KP Group use or divulge any information which is confidential or proprietary information of the Partnership or which relates to the ownership, development or operation of the Resort in connection with any activities not owned or operated by the Partnership.


IV.                                PERCENTAGE INTERESTS; CAPITAL
CONTRIBUTIONS; OTHER FINANCING

     A. Percentage Interests. Except as provided in Section 3.9, the Percentage Interests of the Partners shall be as follows:

               General Partner     Limited Partner     Aggregate
               Percentage          Percentage          Percentage
     Partner   Interest            Interest            Interest

     KP          1.00%               14.00%              15.00%
     AVM         5.67%                0.00%               5.67%
     AVLP        0.00%               79.33%              79.33%

     B. Initial Capital Contributions. Upon the formation of the Partnership the Partners have made the following contributions to its capital (the "Initial Capital
Contributions"):

     1.        AVM has contributed One Hundred Thousand Dollars
($100,000) in cash; and

     2.        KP-GP has contributed $10,000 in cash.

     C. Additional Capital Contributions. The Partners shall make additional capital contributions ("Additional Capital
Contributions") in the amounts and at the times specified in this
Section 3.3.

     1. Immediately prior to the Land Closing, AVLP shall cause the Land Purchase Agreement to be contributed to the Partnership, and, simultaneously therewith, the Administrative General Partner shall cause the Partnership to assume the purchaser's obligations under the Land Purchase Agreement, as provided for at Section 16(a)(ii) of such agreement, including, without limitation, the obligations at Section 3 of such agreement and the Cost Sharing and Reciprocal Easement Agreement and the Subdivision Bond Reimbursement Agreement (as those terms are defined in the Land Purchase Agreement). At the time of such assumption, AVLP or its Affiliate will enter into an agreement with the Partnership providing that, with respect to the portion of Infrastructure Improvements which constitute Shared Infrastructure Improvements, the Partnership will be responsible only for those portions of the cost of designing, developing and constructing the Shared Infrastructure Improvements (as that term is defined in the Land Purchase Agreement) attributable to or which benefit the Project. The Partners acknowledge that, until such time as the Partnership assumes the purchaser's obligations under the Land Purchase Agreement, the Partnership shall not have an interest in the Project, the Project SMA, the Master SMA, or any other property interest or license relating to the Project. Prior to the Partnership's assumption of the Land Purchase Agreement, AVLP and its Affiliates will retain authority for determining and remain responsible for paying the costs, expenses and deposits associated with the Land Purchase Agreement, the Project SMA and the Master SMA. Upon assumption of the Land Purchase Agreement by the Partnership, AVLP shall cause the Prepaid Costs, including all costs, expenses and deposits paid by AVLP or its Affiliates prior to the date of such assumption as provided for in the preceding sentence, to be contributed to the Partnership as an Additional Capital Contribution, and thereafter, all such amounts not previously paid by AVLP or its Affiliates shall be paid by the Partnership.

     2. Immediately following the Land Closing (and provided that the Partnership shall have assumed the obligations described in
Section 3.3(a)), simultaneously with the Additional Capital
Contribution to be made by KP-LP pursuant to Section 3.3(c)), AVLP shall contribute the APIC Land Interest to the Partnership.

     3. Immediately following the Land Closing (and simultaneously with AVLP's Additional Capital Contribution pursuant to Section
3.3(b)), KP-GP shall contribute $36,666 in cash and KP-LP shall contribute $153,334 in cash.

     4.        Subject to the limitations set forth in this
Section 3.3(d), AVM and AVLP shall, promptly upon the receipt of Notice provided by the Committee, contribute such additional capital to the Partnership as the Committee determines is needed for the planning and start-up of the Resort. All such contributions shall be made in such proportions as may be required in order that the aggregate amount of capital contributed to the Partnership by AVM and AVLP under Sections 3.2(a), 3.3(a), 3.3(b) and 3.3(c) is contributed 6.67% by AVM and 93.33% by AVLP; provided, however, that neither AVM nor AVLP shall be required to make any Additional Capital Contributions pursuant to this Section 3.3(d) once either of the following conditions is met: (1) ninety (90) days have expired after the CO Date, or (2) the aggregate amount of Additional Capital Contributions made by AVM and AVLP pursuant to this Section 3.3(d) has exceeded the excess of $3,000,000 over the sum of
(i) $100,000, and (ii) the Prepaid Costs.

     5. Subject to Section 8.6(b), KP-LP shall make Additional Capital Contributions to the Partnership in immediately available funds as follows:

            (1) $50,000 on the first Business Day which is one (1) year after the date on which the first Certificate of Occupancy for the Resort (whether temporary or permanent), or any portion of the Resort, is obtained (the "CO Date");

           (2) $75,000 on the first Business Day which is two (2) years after the CO Date;

          (3) $100,000 on the first Business Day which is three (3) years after the CO Date;

           (4) $125,000 on the first Business Day which is four (4) years after the CO Date; and

            (5) $150,000 on the first Business Day which is five (5) years after the CO Date.

     D. Limitation on Contributions. After making its Initial Capital Contributions and Additional Capital Contributions, except as provided in Section 11.2(k) or by applicable law, no Partner shall be required to make any additional capital contributions to the Partnership; provided, however, that the Partners may make Special Capital Contributions pursuant to
Section 3.6; and provided further, that the Limited Partners may be required to return Partnership distributions to the Partnership pursuant to Section 3.10 in accordance with applicable law.

     E. Debt Financing. In order to fund the costs of acquiring the TPI Land Interest and developing and constructing the Resort, and, to the extent that the Committee determines that the aggregate capital contributions provided for in Sections 3.2 and 3.3 and the income of the Partnership are insufficient to fund all of the Partnership's other costs and expenses, the Committee on behalf of the Partnership shall seek to obtain debt financing on such terms as the Committee determines are commercially reasonable. In connection therewith, the Committee, in its reasonable judgment, may mortgage or grant liens on the Properties and hypothecate or securitize the Purchaser Notes. KP acknowledges that an Affiliate of AVM and AVLP will guarantee the entire amount of the debt incurred or assumed by the Partnership pursuant to the Land Purchase Agreement. AVM and AVLP agree that they will not object to an arrangement whereby KP would also become jointly and severally liable as guarantor for a portion of such debt not to exceed fifteen percent (15%) thereof (or, if less, a percentage of such debt equal to the combined Percentage Interests of KP-GP and KP-LP in the Partnership). If AVM, AVLP or an Affiliate of either of them guarantees any other debt of the Partnership, AVM and AVLP agree that they will not object to an arrangement whereby KP would also become jointly and severally liable as a guarantor for a portion of such debt not to exceed fifteen percent (15%) thereof (or, if less, a percentage of such debt equal to the aggregate Percentage Interests of KP in the Partnership). Nothing in this Section 3.5 shall be construed to require the Partnership to reject or otherwise delay available financing or to obtain financing on less favorable terms so that KP may provide such co-guarantee.

     F. Special Capital Contributions. If the Committee shall determine that debt financing as contemplated by Section 3.5 cannot be obtained on commercially reasonable terms, the Committee shall determine from time to time the amount of the additional funds required to carry on the Partnership's business ("Cash Shortfall"). The Partners shall thereupon determine (subject to a requirement of unanimous consent) whether to make capital contributions to the Partnership ("Special Capital Contributions") in order to fund such Cash Shortfall. All Special Capital Contributions shall be made by the Partners in proportion to their respective Percentage Interests.

     G. Partner Loans. If the Partners do not unanimously agree to make Special Capital Contributions pursuant to Section 3.6, the Partners may, with the consent of the Committee, advance to the Partnership as loans amounts sufficient to fund any Cash Shortfall ("Partner Loans"); provided, that Partner Loans shall not be made for the purpose of funding the construction costs of the Resort; and provided further, that if more than one Partner wishes to make a Partner Loan, such Loans shall be made in proportion to the respective Percentage Interests of those Partners wishing to make Partner Loans. Partner Loans shall accrue interest on principal and unpaid interest at the Adjusted Prime Rate, shall be repaid as provided in Section 4.1, and shall be deemed third party debt of the Partnership. The lending Partner(s) shall be a creditor(s) of the Partnership with respect to its (or their) Partner Loans.

     H.        Capital Accounts.

          1. The Partnership shall maintain a Capital Account for each Partner and, in the case of KP, shall maintain separate sub-Capital Accounts for KP-GP and KP-LP. The initial Capital
Account balances of the Partners shall reflect the cash and the agreed Gross Asset Value of the Property contributed to the Partnership upon the formation of the Partnership pursuant to
Section 3.2.

          2. Neither Partner shall be entitled to make withdrawals from or to receive repayment of its Capital Account except as expressly provided herein.

          3. Neither Partner shall be entitled to interest with respect to amounts in its Capital Account.

          4. Except as provided in Section 11.2(k), each Partner shall look solely to the assets of the Partnership, and no Partner shall look to any other Partner, for the return of any amount in its Capital Account. Except as expressly provided in
Article 11, neither Partner shall have the right to demand or receive Property other than cash in return for its respective capital contributions or in liquidation of its Interest.

     I. Adjustments to Percentage Interests. The Percentage Interests of the Partners shall be adjusted as follows:

          1.        if the Committee exercises its right pursuant to
Section 8.4 to terminate the Executive Management Services during the Pre-Entitlement Period, the Interest of KP as a General
Partner shall be converted to an Interest as a Limited Partner, the Percentage Interest of KP as a Limited Partner (including such converted Interest) shall be reduced to five percent (5%), and the Percentage Interests of the Partners shall thereafter be as follows:

               General Partner     Limited Partner     Aggregate
               Percentage          Percentage          Percentage
     Partner   Interest            Interest            Interest

     AVM       5.67%                0.00%               5.67%
     KP        0.00%                5.00%               5.00%
     AVLP      0.00%               89.33%              89.33%

          2.        if the Committee exercises its right pursuant to
Section 8.4 to terminate the Executive Management Services during the Pre-Sales Period, the Interest of KP as a General Partner shall be converted to an Interest as a Limited Partner, the Percentage Interest of KP as a Limited Partner (including such converted Interest) shall be reduced to nine percent (9%), and the Percentage Interests of the Partners shall thereafter be as follows:

               General Partner     Limited Partner     Aggregate
               Percentage          Percentage          Percentage
     Partner   Interest            Interest            Interest

     AVM         5.67%              0.00%               5.67%
     KP          0.00%              9.00%               9.00%
     AVLP        0.00%             85.33%              85.33%

          3.        if the Committee exercises its right pursuant to
Section 8.4 to terminate the Executive Management Services after the Pre-Sales Period, the Interest of KP as a General Partner shall be converted to an Interest as a Limited Partner, the Percentage Interest of KP as a Limited Partner (including such converted Interest) shall be increased to fifteen (15%), and the Percentage Interests of the Partners shall thereafter be as follows:

               General Partner     Limited Partner     Aggregate
               Percentage          Percentage          Percentage
     Partner   Interest            Interest            Interest

     AVM        5.67%               0.00%               5.67%
     KP         0.00%              15.00%              15.00%
     AVLP       0.00%              79.33%              79.33%

          4. if KP-GP exercises its right pursuant to Section 8.6 to terminate its obligation to provide Executive Management Services or to cause the Key Executives to provide the Executive
Management Services during the Pre-Entitlement Period, or if KP-
GP fails to provide or cause to be provided any of the rights or services contemplated by Section 8.5, the Interest of KP as a General Partner and Limited Partner shall be reduced to zero, such exercise by KP shall constitute an Event of Liquidation pursuant to Section 10.2(e), and the Percentage Interests of the Partners shall thereafter be as follows:

               General Partner     Limited Partner     Aggregate
               Percentage          Percentage          Percentage
     Partner   Interest            Interest            Interest

     AVM        5.67%                0.00%               5.67%
     KP         0.00%                0.00%               0.00%
     AVLP       0.00%               94.33%              94.33%

          5. if KP-GP exercises its right pursuant to Section 8.6 to terminate its obligation to provide Executive Management Services or to cause the Key Executives to provide the Executive
Management Services during the Pre-Sales Period, or if KP-GP fails to provide or cause to be provided any of the rights or services contemplated by Section 8.5, the Interest of KP as a General Partner shall be converted to an Interest as a Limited
Partner, the Percentage Interest of KP as a Limited Partner
(including such converted Interest) shall be reduced to one and one-half percent (1.5%), and the Percentage Interests of the Partners shall thereafter be as follows:

               General Partner     Limited Partner     Aggregate
               Percentage          Percentage          Percentage
     Partner   Interest            Interest            Interest

     AVM        5.67%               0.00%               5.67%
     KP         0.00%               1.50%               1.50%
     AVLP       0.00%              92.83%              92.83%

          6. if KP-GP exercises its right pursuant to Section 8.6 to terminate its obligation to provide Executive Management Services or to cause the Key Executives to provide the Executive
Management Services after the Pre-Sales Period, or if KP-GP fails to provide or cause to be provided any of the rights or services contemplated by Section 8.5, the Interest of KP shall be converted to an Interest as a Limited Partner, the Percentage
Interest of KP as a Limited Partner (including such converted
Interest) shall be reduced to three percent (3%), and the Percentage Interests of the Partners shall thereafter be as follows:

               General Partner     Limited Partner     Aggregate
               Percentage          Percentage          Percentage
     Partner   Interest            Interest            Interest

     AVM        5.67%               0.00                5.67%
     KP         0.00%               3.00%               3.00%
     AVLP       0.00%              91.33%              91.33%

     J. Limited Liability. The Limited Partners shall not be bound by, nor be personally liable for, the expenses, liabilities or obligations of the Partnership; provided, however, that to the extent required by Section 17-607 of the Act, if any Limited
Partner receives one or more distributions from the Partnership, such Limited Partner shall be liable to the Partnership for the return of any sum, not in excess of such distribution(s), as may be required under the Act.


V.                                 DISTRIBUTIONS

     A. Partner Loans and Tax Distributions. Not later than each Tax Distribution Date, the Committee shall determine the amount of the Partnership's Distributable Cash and the amount of each Partner's Tax Distribution Entitlement and, subject to any applicable restrictions pursuant to agreements with the Partnership's creditors or applicable law, Distributable Cash shall be paid to the Partners as follows:

     1. An aggregate amount of Distributable Cash not exceeding the outstanding principal amount of and accrued interest on all Partner Loans shall be paid to those Partners that have made
Partner Loans pursuant to Section 3.7 in proportion to, and to the extent of, the outstanding balances of such Partner Loans, first in payment of interest on and then in payment of the principal amount of such Partner Loans; provided, however, that in no event shall distributions pursuant to this Section 4.1(a) be treated as Partnership distributions requiring an adjustment to a Partner's Capital Account; and

     2. if no Partner Loan is then outstanding, Distributable Cash shall be paid to the Partners in proportion to, and in an amount not exceeding, their respective Tax Distribution Entitlements.

     B. Distributions. Subject to any applicable restrictions pursuant to agreements with the Partner's creditors or applicable law, any Distributable Cash remaining after distributions are made pursuant to Section 4.1 shall be distributed to the Partners not less frequently than once each Fiscal Year and if not already distributed for a particular Fiscal Year shall be distributed not later than sixty (60) days following the end of such Fiscal Year as follows and in the following order of priority:

          1. to the Partners in proportion to (i) in the case of KP-GP, KP-LP and AVM, the percentage for each such Partner computed by dividing the Unrecovered Cash Contribution of each such Partner by the sum of the Unrecovered Cash Contributions of all of the Partners and the Unrecovered Land Preference, and (ii) in the case of AVLP, the percentage computed by dividing (x) the sum of the Unrecovered Cash Contribution of AVLP and the Unrecovered
Land Preference by (y) the sum of the Unrecovered Cash
Contributions of all of the Partners and the Unrecovered Land
Preference.

          2. Thereafter, to the Partners in proportion to their respective Percentage Interests (as in effect on the date such distribution is made).

     C. Withholding. The Partnership shall be authorized to withhold from the distributions of Distributable Cash to be made to any Partner, or with respect to allocations of Profits, income or gain to be made to any Partner, and to pay over to applicable tax authorities, any amounts required to be withheld pursuant to the Code or other applicable tax law. Any amounts so withheld shall be treated as distributed to such Partner pursuant to this
             Article 4 for all purposes of this Agreement.


VI.                                PROFITS AND LOSSES

     A. Subject to the allocations set forth in Sections 2 and 3 of Exhibit A, and except as provided in Section 11.2(f), Profits of the Partnership for any Fiscal Year or other period shall be allocated as follows and in the following order of priority:

          1. First, to those Partners (if any) having negative Capital Accounts, in proportion to such negative Capital
Accounts, until no Partner has a negative Capital Account;
provided, that for purposes of this Section 5.1(a), in determining the balance of a Partner's Capital Account, such Capital Account shall be hypothetically increased by such Partner's share of Partnership Minimum Gain and Partner Minimum
Gain (each of which shall be determined as set forth in Exhibit A hereto).

          2. Thereafter, any remaining Profits shall be allocated to all of the Partners in proportion to their respective Percentage Interests.

     B. Subject to the allocations set forth in Sections 2 and 3 of Exhibit A, and except as provided in Section 11.2(g), Losses of the Partnership for any Fiscal Year or other period shall be allocated as follows and in the following order of priority:

          1. Losses shall be allocated to the Partners in proportion to their respective Percentage Interests; provided, however, that Losses shall not be allocated to AVLP or KP-LP to the extent such Losses would cause or increase an Adjusted Capital Account
Deficit for such Limited Partner.

          2. Any Losses which would be allocated to AVLP but for the proviso in Section 5.2(a) shall be reallocated to AVM, and any Losses which would be allocated to KP-LP but for the proviso in
Section 5.2(a) shall be allocated to KP-GP (or, if the Interest of KP-GP has been converted to an Interest as a Limited Partner, such Losses shall be allocated to AVM).

          3. Notwithstanding anything to the contrary in Section 5.2(a), if any Losses allocable to AVLP pursuant to Section
5.2(a) would be suspended pursuant to Section 704(d) of the Code, such Losses shall, if AVM so requests, be allocated to AVM rather than to AVLP.


VII.                               MANAGEMENT OF THE PARTNERSHIP

     A. In General. The affairs of the Partnership shall be managed by its General Partners acting through the Executive Committee and the Administrative General Partner. Either General Partner, acting alone, shall have the power to bind the Partnership; provided, however, that either General Partner's authority to so act shall be subject to the prior approval of the Executive Committee. If at any time there is only one General Partner, such General Partner shall manage the affairs of the Partnership in its sole discretion.

     B.        Executive Committee.

     1. Except as otherwise provided in this Agreement, all powers of the Partnership shall be exercised by or under the authority of an Executive Committee (the "Committee") which shall oversee all aspects of the Partnership's business and the activities of the Key Executives and the Administrative General Partner.

     2. Each General Partner shall by written Notice to the Partnership and any other General Partner appoint one voting member and one non-voting member to the Committee on an annual basis; provided, however, that if any General Partner which has appointed voting or nonvoting members thereafter ceases to be a General Partner or its Interest as a General Partner has been converted to a Limited Partnership Interest as provided for herein, such appointees shall immediately resign from the Committee and such Partner shall no longer be entitled to appoint members to the Committee. Each voting member shall be entitled to cast a percentage of the total vote equal to its Voting Interest. Each voting member may provide a proxy authorizing the nonvoting member appointed by the same General Partner to vote in the place of such voting member at any meeting of the Committee. Each General Partner shall have the right to remove or replace any member of the Committee appointed by such General Partner by delivering written notice of such removal to the Partnership and to the other General Partner. Vacancies on the Committee shall be promptly filled by the General Partner which appointed the member previously holding the position which is then vacant.

     3. Among other powers, the Committee shall specifically have the authority and responsibility to approve the following:

          a.             Operating Budgets and Business Plans;

          b.             Capital expenditures programs;

          c. Personnel employment, compensation, training and evaluation policies;

          d.             Sales and marketing programs;

          e.             Sales and marketing agreements with third parties;

          f.             Pricing and commissions for sales of Intervals;

          g. The terms of any financing to be obtained by the Partnership and any liens or mortgages granted with respect thereto;

          h.             The terms of any financing or sale of Purchaser
               Notes;

          i.             Design of the Resort and amenities;

          j. Service, construction and vendor agreements other than the Service Agreements;

          k. Sale or refinancing of the Site, the Resort, or the Project; and

          l. Admission of any new Partner; provided, however, that all of the Partners (including Limited Partners) shall be entitled to vote in accordance with their respective Percentage Interests on the admission to the Partnership of Transferees of Economic Interests as Substitute Limited Partners, in accordance with Section 9.5.

     4. The Committee shall meet on a regular basis as necessary but, in any event, not less than once each quarter at the offices of the Partnership or at such other location or using such means of communication (including telephonic) other than an in-person meeting as may be agreed on by the members of the Committee. Any General Partner may call a special meeting of the Committee upon not less than two (2) days' prior written or telephonic notice to the other General Partner; provided, however, that in the event of an emergency, a meeting may be called upon less than two (2) days' notice (which notice shall be reasonable under the circumstances), and in any event a meeting shall be validly called if the members of the Committee actually meet (whether in-person or by other means of communication) and each General Partner executes a written waiver of notice of such meeting. An agenda for each regular meeting shall be prepared in advance by the Administrative General Partner (as defined in Section 6.3), and an agenda for each special meeting shall be prepared in advance by the General Partner which calls a special meeting. Attendance by voting members of the Committee representing over fifty percent (50%) of the total Voting Interests shall constitute a quorum, and all actions of the Committee shall be taken by a vote of voting members holding Voting Interests aggregating in excess of fifty percent (50%), except for amendments to this Agreement as provided for in
Section 13.1. The Administrative General Partner shall cause written minutes to be prepared of all actions taken by the Committee and shall, within ten (10) days thereafter, deliver a copy thereof to the members of the Committee for their approval.

     5. The Committee may by resolution delegate its powers, but not its responsibilities, to employees of the Partnership or either Partner, the Key Executives or to any other Person.

     C. Administrative General Partner. The Committee shall appoint an Administrative General Partner which shall initially be KP-GP. The Administrative General Partner shall serve at the pleasure of, and shall be responsible to, the Committee. The Administrative General Partner shall have responsibility for the day-to-day oversight and administration of the Partnership's business activities and internal affairs, including the management of cash and personnel, subject to the guidance of the Committee. Whenever action by the Partnership is required, unless otherwise specifically provided, such action shall be taken by the Administrative General Partner.

     D. Bank Accounts. The Partnership shall maintain one or more bank accounts in such banks or other depository institutions as the Administrative General Partner may recommend and the Committee may approve from time to time. All funds of the Partnership shall be promptly deposited in the Partnership's bank accounts or in such other investments as the Committee may approve for the Partnership's working capital. The Committee from time to time shall authorize signatories for all such accounts and investments.

     E. Reimbursement of Costs and Expenses. Subject to the provisions of this Section 6.5, the Committee shall determine the amounts, if any, of reimbursement to which any General Partner shall be entitled in respect of expenses incurred by such General Partner on behalf of the Partnership. Except as provided in
Section 8.2, in no event shall general overhead or administrative expenses of either General Partner or their Affiliates be allocated or charged to the Partnership. No salaries, fees, commissions or other compensation shall be paid by the Partnership to any Partner, any Affiliate of a Partner, or any member of the Committee for any services rendered to the Partnership except as specifically provided for in Section 8.2 or in a Service Agreement.

     F. Voting Rights of Limited Partners. The Limited Partners shall have the right to vote on and to give or withhold their consent to the matters specifically subject to their vote or consent under this Agreement and otherwise shall have the voting rights conferred on limited partners pursuant to applicable law.

     G. Fidelity Bonds and Insurance. The Partnership shall, to the extent that customary fidelity bonds can be obtained from reputable surety companies at commercially reasonable rates, obtain such bonds covering all Persons having access to the Partnership's funds, indemnifying the Partnership against loss resulting from fraud, theft, and dishonest and other wrongful acts of such Persons. The Partnership shall carry or cause to be carried on its behalf with companies acceptable to the Committee all Property, liability and workmen's compensation insurance as shall be required under applicable law, mortgages, leases, agreements, and other instruments as may be required by the Committee.

     H.        Limited Liability of the General Partners;
Indemnification.

          (a) Notwithstanding anything to the contrary stated herein, neither General Partner, nor any officer, director, shareholder, partner, trustee, beneficiary, employee, agent, heir, assign, successor-in-interest, Affiliate thereof or Key Executive, shall be liable, responsible or accountable in damages or otherwise to another Partner or to the Partnership for any act performed by such General Partner or Person, or for any omission or failure to act, if the performance of such act or such omission or failure is done in good faith and within the scope of the authority conferred upon the General Partner or, with respect to the Executive Management Services, the Key Executives, by this Agreement or by law, except for acts of willful misconduct;

          (b) The Partnership shall indemnify and hold harmless each General Partner, each of its officers, directors, shareholders, partners, trustees, beneficiaries, employees, agents, heirs, assigns, successors-in-interest and Affiliates and each Key Executive (each an "Indemnified Person") from and against any and all loss, damage, liability and expense, including costs and reasonable attorneys' fees, to which any such Indemnified Person may be put or which any such Indemnified Person may incur by reason of or in connection with any act performed by such Indemnified Person or any omission or failure to act if the performance of such act was done in good faith and within the scope of the authority conferred upon such General Partner or, with respect to the Executive Management Services, the Key Executives by this Agreement or by law, except for acts of willful misconduct. The Partnership's indemnification obligation hereunder shall apply not only with respect to any action or allegation brought by the Partnership or a Partner but also with respect to any action or allegation brought by any other Person.

          The right of indemnification provided by this
Section 6.8(b) shall be in addition to any rights to which the Indemnified Person may otherwise be entitled and shall inure to the benefit of the successors, assigns, executors or administrators of such Indemnified Person. Any Indemnified Person shall have the right to select his or its own attorney, if he or it makes a reasonable showing that the attorney for the Partnership cannot adequately represent his or its interest. The Partnership shall pay the expenses incurred by any Indemnified Person in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such Indemnified Person to repay such payment if there shall be an adjudication or determination that he or it is not entitled to indemnification as provided in this Agreement. An Indemnified Person may not satisfy any right of indemnity or reimbursement granted in this Section 6.8(b) or to which it, as an Indemnified Person, may be otherwise entitled except out of the assets of the Partnership, and no Partner or its Affiliates, including, without limitation, the other General Partner, shall be personally liable with respect to any such claim for indemnity or reimbursement.

          (c) Notwithstanding the foregoing, the limitations on liability set forth at Section 6.8(a) and the rights to indemnification at Section 6.8(b) shall not be applicable to any member of the KP Group, any officer, director, shareholder, partner, trustee, beneficiary, employee, agent, heir, assigns, successors-in-interest thereof or any Key Executive with respect to any losses, damages, liabilities or expenses attributable or arising out of the services to be provided by any member of the KP Group pursuant to the Service and License Agreements and as otherwise described in Schedules III-A through III-F.


VIII.                              BOOKS AND RECORDS; FINANCIAL
STATEMENTS; TAXES

     A. Books and Records. Subject to Section 7.5, the Partnership's books and records shall be kept in accordance with the accrual method of accounting consistently applied and on the basis of the Partnership's Fiscal Year. The Partnership's books and records shall be kept at the principal place of business of the Partnership and shall at all reasonable times be open to the inspection of, and may be copied and excerpts taken therefrom by, either Partner or its duly authorized representative(s). The books and records of the Partnership shall reflect all of the Partnership's transactions, shall be appropriate and adequate for the Partnership's business and shall provide supporting detail for all federal, state, and (if applicable) local tax returns.

     B. Financial Statements. An annual financial statement shall be prepared in accordance with generally accepted accounting principles and certified by the Partnership's
Auditors, all at the expense of the Partnership within one hundred twenty (120) days following the end of the Partnership's
Fiscal Year. Copies of the certified annual financial statements of the Partnership shall promptly be made available to each Partner.

     C. Tax Information and Filings. Within seventy-five (75) days following the end of each Fiscal Year, the Administrative
Partner shall cause to be prepared and filed with appropriate governmental authorities, at the expense of the Partnership, federal and state partnership information tax returns and shall cause Schedules K-1 to be delivered to the Partners. The
Administrative General Partner shall file or cause to be filed with the State of Hawaii all Partnership annual statements and required Hawaii general excise tax returns and other returns.

     D. Quarterly Reports. Within forty-five (45) days following the end of each Fiscal quarter (or on such other dates as the Partners may agree, possibly including the due dates for payments of federal estimated income tax), the Partnership shall cause to be prepared and delivered to each Partner, at the expense of the Partnership, a statement (which may be unaudited) reflecting the Partnership's results of operations for that portion of the current Fiscal Year up to the date as of which such statements are prepared.

     E. Method of Accounting for Installment Sales. Except as otherwise provided in the following sentence of this Section 7.5, the Partnership shall, to the extent permitted by the Code and other applicable law, employ the installment method of accounting for reporting sales of Intervals for federal and state income tax purposes. The Committee shall have the authority to cause the Partnership to elect to report the sales of Intervals pursuant to any legally permissible method of accounting other than the installment method; provided, however, that if the use of such alternative accounting method would cause the Partnership to report taxable gain on a basis that is more accelerated than would result under the installment method, the Partnership shall not use such alternative accounting method unless the Partnership has sufficient Distributable Cash to enable it to pay sufficient
Tax Distributions to the Partners to cover the incremental tax burden resulting in the year of sale from the use of such alternative accounting method.

     F. Tax Matters Partner. AVM shall be the "tax matters partner" of the Partnership for purposes of section 6231(a)(7) of the Code and shall have the powers and exercise the responsibilities imposed on the tax matters partner under the Code. AVM is hereby authorized to represent the Partnership, at the Partnership's expense, in connection with any examinations of the Partnership's affairs by tax authorities, including any resulting judicial and administrative proceedings, and to expend Partnership funds for professional services and costs associated therewith.

     G. Tax Elections. Subject to Sections 2.8 and 7.5, AVM shall determine whether the Partnership shall make available tax elections; provided, however, that, upon the request of KP-GP, the Partnership shall make tax elections reasonably requested by KP-GP if, in the good-faith judgment of AVM, the election would not have an adverse effect on AVM, AVLP or the direct or indirect owners of either of them. If directed by the Committee, the Administrative General Partner is authorized to sign, on behalf of the Partnership, an election relating to the classification of the Partnership as a partnership for federal income tax purposes pursuant to Regulations Section 301.7701-3(c).

     H. Responsibility for Taxes. Except as otherwise expressly provided in a Service Agreement, each of the Partners, each Key Executive and each of their respective Affiliates shall be solely responsible for taxes of any nature whatsoever imposed on him, her, or it. Without limiting the rights of any Partner to receive amounts pursuant to Section 4.1, the Partnership shall not be required to make any payments or reimburse any amount to any Partner, Affiliate of a Partner or Key Executive on account of taxes imposed on such person, and the Partnership shall have the authority to withhold any taxes in accordance with law.


IX.                                EXECUTIVE MANAGEMENT SERVICES;
OTHER SERVICES

     A. Executive Management Services. KP-GP shall cause the Key Executives to provide to the Partnership the executive management services described in Schedule I (the "Executive Management Services"). Subject to Section 8.2, KP-GP shall not charge the Partnership for such services. The Partnership shall reimburse KP-GP for the reasonable, out-of-pocket travel costs of the Key Executives and other persons under the direct supervisory control of the Key Executives providing services pursuant to this
Section 8.1. The Key Executives, or any other persons performing the Executive Management Services, shall be subject to the supervision and direction of the Administrative General Partner and the Committee, and shall provide such information and reports to the Administrative General Partner and the Committee as they may require. KP-GP and each of the Key Executives recognize that each of the Key Executives will provide to the Partnership areas of expertise that are not within the scope of the expertise currently provided by any other Key Executive. If any Key
Executive ceases to provide services to the Partnership for any reason, and the remaining Key Executives are unable to provide the services previously provided by such Key Executive. KP-GP promptly shall arrange to replace such Key Executive by another person who shall perform the services previously performed by such Key Executive. Any such replacement shall be subject to the prior written approval of AVM, which shall not be unreasonably withheld.

     B. Cost of Relocated Executive. If one of the Key Executives relocates (at the request of the Committee) to the Island of Maui in the State of Hawaii to supervise the Resort start-up during the Pre-Entitlement Period or the Pre-Sales Period, the Partnership shall reimburse KP Group for a portion of its costs with respect to such employee in accordance with an arrangement which shall be subject to prior approval by the Committee, such approval not to be unreasonably withheld. The costs to be reimbursed shall consist of a fixed amount to be agreed to by the Committee to reimburse the KP Group for a portion of such employee's compensation and housing and the reasonable and documented travel costs of such Key Executive.

     C.     Business Plan.    As part of the Executive Management
Services and after consultation with the members of the Committee, the Key Executives (or other personnel under the direct supervisory control of the Key Executives) shall prepare and submit to the Committee on an annual basis no later than October 15 of each year a (i) business plan (the "Business Plan") which shall set forth the general business direction, policies and programs for the Partnership for the upcoming Fiscal Year, and (ii) an operating budget ("Operating Budget"), regarding the operations of the business of the Partnership during that Fiscal Year. In addition, the Key Executives shall prepare quarterly reports comparing actual financial results to the Operating Budget. Each Business Plan and Operating Budget shall be subject to review and approval by the Committee. There shall be no material modifications of or departures from approved Business Plans and Operating Budgets without the consent of the Committee.

     D. Partnership's Right to Terminate Executive Management Services. The Committee shall have the right to terminate the Executive Management Services at any time for any reason or for no reason. Any such termination shall not affect the continuation or termination of the Service Agreements which shall contain their own provisions relating to termination. In the event of a termination of the Executive Management Services, the provisions of Section 3.9 regarding adjustments to the Percentage Interests of the Partners shall apply.

     E. Service and License Agreements. KP-GP shall provide or cause to be provided certain other services and rights to the Partnership on an ongoing basis pursuant to Service and License Agreements to be entered into, the terms of which are generally described in Schedules III-A through III-F; provided, however, that, notwithstanding the information in such schedules, the final terms and conditions of each such agreement shall be subject to the approval of the Committee. The Service and License Agreements shall be negotiated in good faith by the KP
Group and the Committee, shall comply with and be subject to all applicable laws and regulations applicable to time share resorts and condominium associations and their members and owners, and shall be finalized no later than ninety (90) days after the date of this Agreement.

     F.        KP-GP Right to Terminate Executive Management Services.
          1. KP-GP may terminate its obligations to provide the Executive Management Services for any reason or for no reason.

          2. If, after the close of the Pre-Entitlement Period, KP-GP terminates any of its obligations to provide the Executive
Management Services, its Interest shall be converted to an Interest as a limited partner, the KP-LP Percentage Interest shall be adjusted (as provided in Section 3.9), and KP-LP shall not thereafter be required to make any further Additional Capital
Contributions pursuant to Section 3.3(e).

     G. Agreement with Amfac. No later than 60 days after the date of the Land Closing, AVLP shall cause Amfac to enter into an agreement with the Partnership pursuant to which the Partnership will make the beach club facilities of the Resort accessible to owners of properties in Amfac's various developments for a fee equal to any incremental cost incurred by the Partnership for such usage plus an additional amount which shall be subject to the prior approval of the Committee, and Amfac will provide certain privileges (which shall not, however, include discounts on greens fees), at the Kaanapali golf courses to the owners of Intervals; provided, however, that pursuant to an arrangement to be negotiated in good faith by the Partnership, the Homeowners Association and Amfac, Amfac will grant discounts on greens fees to members of the Homeowners Association in exchange for an annual payment to be made to Amfac by the Homeowners Association
(the amount of which payment shall be consistent with the fair market value of the discount). The agreement with Amfac will also provide that at no cost to the Partnership (other than Amfac's out-of-pocket expenses), Amfac will guarantee payment of the purchase money note provided for in the Land Purchase
Agreement and that APIC will provide Kaanapali North Beach Lot #2 as collateral for such purchase money note.


X.                                 TRANSFERS OF INTERESTS

     A. Transfers by General Partners. No General Partner shall Transfer all or any part of its Interest to any Person or enter into any agreement or commitment to Transfer an Interest, and any attempt to do so shall be null and void ab initio and shall not be given effect by the Partnership.

     B. Transfers by Limited Partners. Except as expressly permitted in this Section 9.2 (a "Permitted Transfer"), no Limited Partner shall, voluntarily or involuntarily, whether by operation of law other otherwise, Transfer or enter into any agreement or commitment to Transfer all or any portion of its Interest to any Person and any attempt to do so shall be null and void ab initio and shall not be given effect by the Partnership. A Permitted Transfer may be made only in accordance with and subject to the restrictions and limitations set forth in Sections 9.3, 9.4, and 9.5.

          1. Any Limited Partner may Transfer all or any portion of its Economic Interest to an Affiliate of such Limited Partner;
provided, however, that contemporaneously with such Transfer, the Transferee Affiliate and the transferring Limited Partner shall represent in writing to the Partnership and the other Partners that they will remain Affiliates after such Transfer for so long as either the transferring Limited Partner or the Transferee
Affiliate continues to hold any Interest; and provided further, that the Transferee Affiliate shall not be admitted to the Partnership as a Substitute Limited Partner except in accordance with the procedures set forth in Section 9.5.

          2. Subject to the right of first refusal granted to KP-LP pursuant to Section 9.6, AVLP may at any time Transfer, in one or more Transfers, to one or more Persons, a portion of its Economic
Interest not exceeding in the aggregate fifty percent (50%) thereof; provided, however, that no Transferee of such portion shall be admitted to the Partnership as a Substitute Limited
Partner except in accordance with the procedures set forth in
Section 9.5.

          3. Subject to the right of first refusal granted to AVLP pursuant to Section 9.6, KP-LP may at any time Transfer, in one or more Transfers, to one or more Persons, a portion of its Economic Interest not exceeding in the aggregate fifty percent
(50%) thereof; provided, however, that no Transferee of such portion shall be admitted to the Partnership as a Substitute
Limited Partner except in accordance with the procedures set forth in Section 9.5.

     C.     Conditions to Transfers.   Each of the Partners
acknowledges and represents as to itself and its partners, and each Key Executive acknowledges and represents with respect to each partner and Affiliate of KP and each Affiliate of such partner, that (i) the Interests have not been, and will not be, registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws and may only be offered in transactions exempt from the registration requirements under the Securities Act or applicable state securities laws, (ii) it is acquiring its Interest or an interest in KP or Affiliates of KP, as the case may be, for investment purposes only and not with a view to the sale or other distribution thereof in whole or in part and it will not Transfer, directly or indirectly, the Interests or Economic Interests except in compliance with the Securities Act and the rules and regulations promulgated thereunder and any applicable state securities laws, (iii) it understands that no federal or state agency has passed upon an investment in the Partnership or made any finding or determination as to the advisability or fairness of an investment in the Partnership, and (iv) its investment in and receipt of its Interest was not accompanied by the publication of any advertisement and was not effected by or through a broker-dealer in a public offering. No Transfer, direct or indirect, of any Interest or Economic Interest (including Transfers contemplated under Section 9.7) shall be made without prior written notice to the Committee. As a condition to the effectiveness of any such Transfer, the Committee may require the delivery of an opinion of counsel that such Transfer would not violate any federal or applicable state securities laws or regulations. Notwithstanding the foregoing, nothing herein shall constitute an acknowledgement by either Partner that its Interest is, or cause such Partner's Interest to become, a security.

     D.     Restrictions on Transfers.

          1. No Transfer of any Interest or Economic Interest shall be permitted if, as a result of such Transfer, in the opinion of legal counsel for the Partnership, the Partnership would terminate for federal income tax purposes under Section
708(b)(1)(B) of the Code, unless the Committee determines that such tax termination would not have a material adverse effect on the Partnership or any Partner.

          2. No Transfer of any Interest or Economic Interest shall be permitted if, in the opinion of legal counsel for the Partnership, such Transfer would jeopardize the Partnership's classification as a partnership for federal income tax purposes.

          3. Any purported Transfer made in contravention of Sections 9.3, 9.4(a) or 9.4(b) shall be null and void ab initio and shall not be given effect by the Partnership.

     E. Admission of Substitute Limited Partners; Rights of Transferees of Economic Interests.

          1. No Transferee of an Economic Interest shall be admitted to the Partnership as a Substitute Limited Partner unless (1) all of the Partners provide their prior written consent, which consent may be given or withheld in the absolute discretion of each such Partner, and (2) each of the following conditions is satisfied:

               (1) a duly executed and acknowledged written instrument of Transfer shall have been filed with the Partnership, which instrument shall specify the Economic Interest being assigned and set forth the intention of the transferring Limited Partner that the Transferee succeed to a specified portion of such transferring Limited Partner's Interest as a Limited Partner;

               (2) the transferring Limited Partner and the Transferee shall have executed, acknowledged and delivered such other instru ments as the Committee may deem necessary or desirable to effect such substitution, which may include an opinion of counsel regarding the effect and legality of any such proposed Transfer, and which shall include the written acceptance and adoption by the Transferee of the provisions of this Agreement; and

               (3) a Transfer fee sufficient to cover all reasonable expenses of the Partnership connected with such substitution shall have been paid to the Partnership.

          2. Effective upon the date of substitution, a transferring Limited Partner shall cease to have the power to exercise any rights with respect to any Transferred portion of a Limited
Partnership Interest with respect to which the Transferee becomes a Substitute Limited Partner.

          3. The rights of a Permitted Transferee who is not admitted as a Limited Partner shall be limited to the right to receive allocations of Profits, Losses, income, gain, deduction, loss, or credit and distributions of Distributable Cash from the Partnership with respect to the Economic Interest Transferred and to succeed to an appropriate portion of the Capital Account relating to the Economic Interest Transferred. The Transferee of an Economic Interest who has not been admitted as a Limited
Partner shall not have the right to vote as a Partner, to inspect the Partnership's books and records or otherwise to exercise the rights of a Limited Partner hereunder or under the Act unless and until it is admitted as a Substitute Limited Partner in accordance with this Agreement and the Act.

          4. Upon the occurrence of a Permitted Transfer during any Fiscal Year, Profits, Losses, each item thereof, and all other items attributable to such Economic Interest for such Fiscal Year shall be divided and allocated between the Transferor and the Transferee by taking into account their varying interests during the Fiscal Year in accordance with Code Section 706(d), using any conventions permitted by law and selected by the Committee. All distributions made on or before the date of a Permitted Transfer shall be made to the transferor, and all distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize a Permitted Transfer upon receipt by the Administrative General Partner of written notice stating the date such Economic Interest was transferred and such other information as the Committee may reasonably require. Neither the Partnership nor any Partner shall incur any liability for making allocations and distributions in accordance with the provisions of this Section
9.5(c), whether or not the Partnership or the Administrative
General Partner has knowledge of any Transfer.

     F. Right of First Refusal. This Section 9.6 shall apply whenever AVLP or KP-LP (the "Transferring Limited Partner") desires to Transfer, pursuant to Section 9.2(b) or 9.2(c), a portion of its Economic Interest to any Person that has made a bona fide offer to purchase such Interest.

          1. The Transferring Limited Partner shall first give written Notice to all of the Partners setting forth the proposed Transferee's name, the terms on which the Economic Interest is to be transferred, and the purchase price and terms of sale for the Interest.

          2. For thirty (30) days after such Notice is received, the other Partners shall have the right to purchase, in proportion to their relative Percentage Interests, all of the Economic Interest offered to be Transferred, on the terms stated in such Notice.

          3. To the extent that the other Partners do not exercise their rights pursuant to Section 9.6(b), the Transferring Limited
Partner may, within 60 days from the date such Notice was received, and on the terms and conditions stated in such Notice, Transfer the portion of the Economic Interest identified in such Notice, but only to the proposed Transferee and upon the terms stated in such Notice.

          4. Nothing contained in this Section 9.6 or any other provision of this Agreement shall limit, and the right of first refusal granted to KP-GP and KP-LP shall not be applicable to, the right of the Committee to sell or otherwise dispose of the Resort or any other asset of the Partnership at any time or the right of AVM to elect at any time to dissolve the Partnership pursuant to Section 10.2(c).

     G.     Limitations on Transfers of Interests in Partners.

          1. For so long as KP is a General Partner, (i) each of the partners of KP as of the date hereof shall retain its partnership interest in KP, (ii) KP shall not Transfer any portion of its Interest as a General Partner in the Partnership, and (iii) KP shall not Transfer more than fifty percent (50%) of its Interest as a Limited Partner in the Partnership, and KP agrees that any transfer in violation of this Section shall be void ab initio.

          2. For so long as AVM is a General Partner, Amfac shall continue to hold (directly or indirectly) one hundred percent
(100%) of the outstanding stock of AVM. Any transfer in violation of this Section shall be void ab initio.

          3. No Partner shall permit any Affiliate of it to Transfer or permit to be Transferred any interest in any direct or indirect owner of such Partner if, as a result of such Transfer, in the opinion of legal counsel for the Partnership, the Partnership would terminate for federal income tax purposes under Section
708(b)(1)(B) of the Code, unless the Committee determines that such tax termination would not have a material adverse effect on the Partnership or any Partner.


XI.                                WITHDRAWAL; DISSOLUTION;
EVENTS OF LIQUIDATION

     A.     Covenant Not to Withdraw.

          1. Without the prior written consent of AVM (which consent may be given or withheld in the sole and absolute discretion of
AVM), KP covenants that it shall not: (a) withdraw or attempt to withdraw from the Partnership either as a General Partner or as a Limited Partner prior to the termination of the Partnership at the conclusion of the twenty-five (25) year term specified in
Section 2.4 or upon an earlier liquidation of the Partnership in accordance Section 10.2 (other than Section 10.2(d); (b) take any action to file a Certificate of Dissolution or its equivalent with respect to itself, (c) take or consent to any action that would cause a Bankruptcy or dissolution of KP, or of any of its partners, (d) exercise any power under the Act to dissolve the Partnership, (e) petition for judicial dissolution of the Partnership or subject the Partnership or the Property to the authority or jurisdiction of any court of bankruptcy, insolvency, receivership or other similar proceeding, (f) demand a return of its Initial Capital Contributions, Additional Capital
Contributions, Special Capital Contributions or Profits (or a bond or other security for the return of such Contributions or Profits), or (g) take any other action that would constitute an event of withdrawal of a general partner pursuant to Section 17-
402 of the Act.

          2. If KP attempts to withdraw from the Partnership as a General Partner in breach of its covenant pursuant to Section
10.1(a),

               a. KP-GP's Interest as a General Partner shall be converted to an Interest as a Limited Partner (which Interest shall have a Percentage Interest of zero); and

               b. KP shall promptly and fully indemnify AVM, AVLP and the Partnership on an after-tax basis for any costs or losses
(including loss of profits) inflicted on such Persons as a result of its breach of such covenant, and the Partnership shall be entitled to offset against any payments that may be due to KP in respect of such converted Interest any such costs or losses.

          3. Any attempt by KP to withdraw from the Partnership as a Limited Partner in violation of Section 10.1(a) shall be of no force or effect.

     B. Events of Liquidation. The Partnership shall be dissolved upon the occurrence of any of the following events ("Event of Liquidation").

          1. The expiration of the 25 year term of the Partnership as provided in Section 2.4;

          2. The sale of the Project and/or of all or substantially all of the Partnership's Properties (other than the sale of Intervals in the ordinary course of the Partnership's business);

          3. The written election of AVM (which may be made by AVM at any time, in its sole discretion, for any reason or for no reason and which may be made without regard to the effect such election may have on the rights of KP-GP, KP-LP, or KP's partners or Affiliates, which shall be limited to those set forth in
Article 11);

          4. The withdrawal of KP from the Partnership as a General Partner pursuant to any event specified in Section 17-402 of the Act, unless the business of the Partnership is continued pursuant to Section 10.3;

          5. The exercise by KP-GP at any time during the Pre-Entitlement Period of its right pursuant to Section 8.6 to terminate its obligation to cause the Key Executives to provide the Executive Management Services;

          6.        The entry of a decree of judicial dissolution;

7. The happening of any event that makes it unlawful or impossible to carry on the business of the Partnership; or

          8.     otherwise as required by law.

     C. Agreement to Continue Business. Notwithstanding anything to the contrary in this Agreement, neither the withdrawal or attempted withdrawal of KP from the Partnership as a General
Partner nor the occurrence with respect to KP of any event constituting an event of withdrawal pursuant to Section 17-402 of the Act shall cause the Partnership to be dissolved, wound up, or liquidated if at the time of such event there is at least one other General Partner and such other General Partner agrees to carry on the business of the Partnership, or if there is no other General Partner, then within 90 days after such withdrawal or event of withdrawal of KP, not less than a majority in interest of the remaining Partners agree in writing to continue the business of the Partnership and to appoint, effective as of the date of withdrawal or event of withdrawal with respect to KP, one or more additional General Partners. This Section 10.3 is intended to provide to the Partnership the right to continue its business in accordance with Section 17-801 of the Act and shall be interpreted and applied consistently with such provision.


XII.                               WINDING UP AND LIQUIDATION

     A. Pre-Entitlement Period Liquidation. If the Partnership is dissolved for any reason prior to the close of the Pre-
Entitlement Period, the following provisions shall apply:

          1. The Partnership's debts and liabilities to creditors (including, to the extent permitted by law, any Partners that have made Partner Loans) shall be paid or provided for (which may include, without limitation, the assumption of all or a portion of such debts and liabilities by AVM or AVLP if AVM or AVLP so elects), and any reserves reasonably required to provide for the fixed or contingent liabilities of the Partnership shall be created; provided, however, that if the amount available for repayment of Partner Loans shall be insufficient to repay all such Loans, then repayment shall be made pro rata in accordance with the remaining outstanding balance of each of the Partner
Loans;

          2. The Partnership's Properties shall not be sold but shall instead be distributed to the Partners as follows:

               a. The Project (including all tangible and intangible real and personal property relating thereto) shall be distributed to AVM and/or AVLP as such Partners may direct;

               b. The Land Purchase Agreement and all rights and obligations thereunder (including the Assumption Agreements), whether executed or executory, shall be reassigned to AVLP;

               c. The Partnership's cash shall be applied to return the Unrecovered Cash Contributions of the Partners in proportion to the amount of each Partner's Unrecovered Cash Contributions;
provided, however, that the Partnership shall not be required to sell or otherwise dispose of any of the assets described in clauses (1) or (2) of this Section 11.1(b) in order to repay the Partners' Unrecovered Cash Contributions;

               d. Any remaining cash shall be distributed to the Partners in accordance with their respective Percentage Interests; and

               e. Any remaining Properties shall be distributed to the Partner that contributed such Property to the Partnership;
provided, however, that AVM and AVLP and their Affiliates and designees, including the Homeowners Association, shall be entitled to continue to use the software licensed to the Partnership or the Homeowners Association by KP or its Affiliate on a nonexclusive basis for a period of 120 days following such dissolution.

     B.     Winding Up And Liquidation After Pre-Entitlement Period.

          1. If the Partnership is dissolved pursuant to an Event of Liquidation other than an event of liquidation described in
Section 10.2(e), the Partnership shall engage in no further business other than collecting its receivables, discharging its liabilities, liquidating its assets (other than the Project and any other assets that are to be distributed in kind to the Partners) and operating the Resort on an interim basis until the Project can be distributed to AVM and AVLP (if AVM provides the Notice referred to in Section 11.2(d)) or sold to a third party, subject to the following provisions of this Section 11.2. This
Agreement shall remain in full force and effect during the period of winding up.

          2. The Partners shall jointly wind up the Partnership's affairs; provided, however, that if KP-GP has caused an Event of Liquidation pursuant to Section 10.2, AVM shall be the liquidating Partner and shall have full right and unlimited discretion to determine in good faith the time, manner and terms of any sale or sales of the Property pursuant to such liquidation having due regard to the activity and condition of the relevant market and general financial and economic conditions.

          3. The Partners shall take full account of the Partnership's assets and liabilities. Unless AVM provides Notice pursuant to
Section 11.2(d), the receivables of the Partnership shall be collected, and its assets (other than the Purchaser Notes, if the Partners agree to cause the Partnership to distribute such Purchaser Note in kind to the Partners or to any Partner) shall be liquidated as promptly as is consistent with obtaining the fair market value thereof.

          4. If AVM provides Notice to KP-GP that AVM and AVLP elect to receive the Project as a liquidating distribution, the Partnership shall not sell the Project but the Partnership shall determine the fair market value of the Project, together with any other Properties that AVM determines is necessary for the operation of the Resort (the value of the Project and such Properties collectively, the "Final Project Value").

               (1) For purposes of this Section 11.2(d), the General Partners shall attempt to determine the Final Project Value by mutual agreement.

               (2) If the General Partners are unable to agree on the Final Project Value, the Final Project Value shall be determined by appraisal by an appraiser agreed upon by the General Partners, or, if the General Partners are not able to agree on the selection of an appraiser (an "Appraisal Dispute"), then the Final Project Value shall be determined by three (3) appraisers in accordance with the following procedures and subject to the following terms and conditions:

                    (A)  Any General Partner believing that an
Appraisal Dispute has arisen shall notify the other General Partner in writing of such belief, shall indicate the basis upon which such General Partner believes that an Appraisal Dispute has arisen, and shall expressly request a formal appraisal (a "Formal Appraisal") pursuant to this Section 11.2(d);

                    (B)  Within twenty (20) days after notice
from any General Partner to the General Partner requesting a Formal Appraisal, each General Partner shall appoint one appraiser and notify the other in writing of its selection. If any General Partner fails to so appoint an appraiser, the Final Project Value shall be determined without an appraiser appointed by such General Partner. The appraiser(s) so chosen by the General Partners shall, within twenty (20) Business Days after their appointment, appoint one additional appraiser and, if the appraisers appointed by the General Partners fail to so choose an additional appraiser, an additional appraiser shall, upon the application of any General Partner, be promptly appointed by a judge of the First Circuit Court of the State of Hawaii in accordance with Chapter 658 of the Hawaii Revised Statutes, as amended. Each appraiser selected hereunder shall be certified as an M.A.I. and shall have at least 10 years experience in appraising real estate similar in character to the Resort and located in the State of Hawaii.

                    (C)  The Final Project Value shall be
determined by the agreement of all of the appraisers appointed pursuant to Section 11.2(d)(ii)(b), or, if the appraisers are unable to reach an agreement, the Final Project Value shall be determined by taking the average of the appraisals as separately determined by each of the appraisers; provided, however, that in the event the lowest or highest of such three appraisals, or both, varies by more than ten percent (10%) from the middle appraisal, the appraisal or appraisals so varying shall be disregarded and the remaining appraisals shall be averaged, and such average shall constitute the Final Project Value (or if only one appraisal shall not be disregarded, it shall constitute the Final Project Value).

                    (D)  Each General Partner shall bear the
costs and fees of the appraiser appointed by it. The Partnership shall bear the costs and fees of the appraiser appointed by the other appraisers.

          5. The Partners' Capital Accounts shall be adjusted to reflect all prior distributions to the Partners and all Profits, Losses and income, gain, loss or deduction attributable to sales or other dispositions of the Partnership's Properties and the manner in which any unrealized income, gain, loss or deduction inherent in the Project and such other Properties as the Partners shall agree to receive in kind upon liquidation of the Partnership would be allocated to the Partners pursuant to
Section 11.2(f) or Section 11.2(g) if these Properties were sold or otherwise disposed of in a taxable transaction for their fair market value.

          6. Subject to, and after making, the allocations set forth in Sections 2 and 3 of Exhibit A, Profits and any other items of income or gain resulting from sales or other dispositions of the Partnership's properties pursuant to a liquidation and winding up of the Partnership shall be allocated as follows:

               a. Profits shall first be allocated to the Partners in proportion to the negative balances (if any) in their respective
Capital Accounts until such Capital Accounts are increased to zero.

               b. Profits shall next be allocated to AVLP (if necessary) until the balance in its Capital Account is at least equal to the Unrecovered Land Preference, determined immediately prior to making such allocation.

               c. Profits shall next be allocated to the Partners in proportion to the excess, for each Partner of (i)(A) in the case of AVLP, the sum of its Unrecovered Land Preference and its Unrecovered Cash Contributions, and, (B) in the case of each of the other Partners, the amount of their respective Unrecovered
Cash Contributions, over (ii) such Partner's Capital Account balance.

               d. Profits shall next be allocated as required so that the excess amounts, for each Partner, of (i) the positive balance of such Partner's Capital Account, over (ii)(A), in the case of AVLP, the sum of its Unrecovered Land Preference and its Unrecovered Cash Contribution, and (B) in the case of each of the other Partners, the amount of their respective Unrecovered Cash
Contributions, stand in the ratios of their respective Percentage
Interests (as in effect at the time such allocation is being made).

               e. Any remaining Profits shall be allocated to the Partners in proportion to their respective Percentage Interests
(as in effect at the time such allocation is being made).

          7. Subject to, and after making, the allocations set forth in Sections 2 and 3 of Exhibit A, Losses and other items of loss or deduction of the Partnership resulting from sales or other dispositions of the Partnership's Properties pursuant to a liquidation and winding up of the Partnership shall be allocated as follows:

               a. Losses shall first be allocated to the Partners in proportion to, and to the extent of, the excess amount, for each Partner, of (i) the positive balance of such Partner's Capital
Account, over (ii)(a) in the case of AVLP, the sum of its Unrecovered Land Preference and its Unrecovered Cash
Contribution, and (B) in the case of each of the other Partners, their respective Unrecovered Cash Contributions.

               b. Losses shall next be allocated to the Partners in proportion to, and to the extent of, (i) in the case of AVLP, the excess of its Capital Account over the amount of its Unrecovered
Land Preference, and (ii) in the case of each of the other
Partners, their respective positive Capital Account balances.

               c. Losses shall next be allocated to AVLP until its Capital Account is reduced to zero.

               d. Any remaining Losses shall be allocated to the General Partners in proportion to their respective Percentage Interests
(as in effect at the time such allocation is being made).

8.               During the period of winding up, the
Partnership's Auditors shall prepare and furnish to each of the Partners, until complete liquidation is accomplished, all the financial statements required pursuant to Section 7.4.

               9. Following the payment of the expenses of liquidation, and subject to the right and obligation of the Partners to set up such cash reserves as and for so long as they may deem it reasonably necessary in good faith for the satisfaction of any contingent or unforeseen liabilities or obligations of the Partnership, the proceeds of the liquidation and any other funds of the Partnership shall be distributed in the following order of priority:

               a. The Partnership's debts and liabilities to creditors (including, to the extent permitted by law, Partners that have made Partner Loans) shall be paid or provided for; provided, however, that if the amount available for repayment of Partner
Loans shall be insufficient to repay all such Loans, then repayment shall be made pro rata in accordance with the remaining outstanding balance of each of the Partner Loans;

               b. Next, if AVM and AVLP elect to receive the Project, the Project (together with any other Properties included in the Final
Project Value) shall be distributed to AVM and AVLP in undivided interests reflecting the relative ratios of their Capital
Accounts; provided, however, that if the Final Project Value (net of any debts of the Partnership assumed by AVLP or AVM to which the Project is subject) exceeds the aggregate balance of AVM's and AVLP's Capital Accounts (as adjusted pursuant to Section
11.2(e)), AVM and AVLP shall contribute to the Partnership the excess of such Final Project Value over such aggregate balance, and the amount so contributed shall be deemed assets of the Partnership available for distribution in liquidation of the Partnership; and

               c. Next, the Partnership's remaining Properties and other assets (including cash and any Purchaser Notes not previously distributed) shall be distributed to the Partners in proportion to their remaining respective positive Capital Account balances
(after adjusting such balances to reflect all prior distributions under this Section 11.2). Any Purchaser Notes shall be distributed to the Partners in appropriate undivided interests unless the Partners shall unanimously agree to another distribution.

               10. No Limited Partner shall have any liability to the Partnership or to any other Partner on account of any deficit balance in such Limited Partner's Capital Account.

          11. At the end of the taxable year of the Partnership in which a liquidation of a General Partner's interest in the Partnership occurs or within ninety (90) days after the date of such liquidation, whichever is later, such General Partner shall pay to the Partnership in immediately available funds an amount equal to any deficit balance remaining in such General Partner's Capital Account after application of the foregoing provisions of this Section 11.2. Such funds shall be paid to the Partnership's creditors or distributed to the Partners in accordance with the provisions of this Section 11.2. For the purposes of this
Section 11.2(k), the term "liquidation" shall have the meaning ascribed to such term in Section 1.704-1(b)(2)(ii)(g) of the Regulations.


XIII.                                   NOTICES

     A. In Writing; Address. All notices, demands, consents and reports provided for in this Agreement shall be in writing and shall be given to the Partnership or the Partners or the other Partner at the address set forth below or at such other address as the Partnership or either of the Partners may hereafter specify in writing.

     AVM:

     700 Bishop St., 21st Floor
     Honolulu, HI  96813
     Attention:  Kirk Anderson, Esq.

     with a copy to:

     Northbrook Corporation
     900 N. Michigan Ave.
     Chicago, IL  60611
     Attention:  Gary Grottke

     AVLP:

     700 Bishop St., 21st Floor
     Honolulu, HI  96813
     Attention:  Kirk Anderson, Esq.

     with a copy to:

     Northbrook Corporation
     900 N. Michigan Ave.
     Chicago, IL  60611
     Attention:  Gary Grottke

     KP:

     1702 County Road
     Suite D
     Minden, Nevada  89423
     Attention:  Lex Adams

     with a copy to:

     P.O. Box 5790
     Stateline, Nevada  89449
     Attention:  Lex Adams

A copy of any notice, demand, consent or report to the Partnership shall be given to each Partner at the addresses provided for above.

     B. Method. Such notice or other communication may be mailed by registered or certified mail, return receipt requested, postage prepaid, deposited in a United States post office or a depository for the receipt of mail regularly maintained by the post office. If so mailed, such notice or other communication shall be deemed to have been received by the addressee on the third day following the date of such mailing. Such notices, demands, consents and reports may also be delivered by hand, or by any other method or means permitted by law.

     C. Copies. A copy of any notice, service of process, or other document in the nature thereof, received by either Partner from anyone other than the other Partner shall be delivered by the receiving Partner to the other Partner as soon as practicable.


XIV.                               MISCELLANEOUS

     A. Amendments. This Agreement may be amended only by the written consent of all of the Partners.

     B. Additional Documents and Acts. In connection with this Agreement, as well as all transactions contemplated by this Agreement, each Partner agrees to execute and deliver such additional documents and instruments, and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement, and all such transactions. All approvals of either party hereunder shall be in writing.

     C. Captions. Section titles contained in this Agreement are only for convenience of reference and shall in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision.

     D. No Construction Against Draftsman. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Partner causing this Agreement or any portion thereof to be drafted.

     E. Choice of Law. Notwithstanding the place of execution or performance, this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware.

     F. Pronouns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

     G. Entire Agreement. This instrument and all agreements and other documents referred to or contemplated herein contain all of the understandings and agreements of whatsoever kind and nature existing between the parties hereto with respect to this Agreement and the rights, interests, understandings, agreements and obligations of the respective parties pertaining to the Partnership.

     H. References to this Agreement. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated.

     I. Binding Effect. Subject to Article 9, this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and assigns.

     J. Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall be deemed an original and all of such counterparts shall constitute one and the same Agreement.
K.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement, as of the day and year first above written.


                         AMFAC VACATIONS MANAGERS, INC.


                         By:__________________________________
                         Name:
                         Its:


                         AMFAC VACATIONS, L.P.

                                                    By:  AMFAC
                                VACATIONS MANAGERS, INC., its
                                general partner



By:________________________________
                                               Name:
                                               Its:


                                        KAANAPALI PARTNERS
                         LIMITED PARTNERSHIP

                                                    By:  RESORTS
                                WEST III, INC., its Managing
                                General Partner



By:________________________________
                                               Name:
                                               Its:
                                        The undersigned Key
                         Executives agree, acknowledge and
                         represent as to those matters set forth
                         at Section 2.10, Article 8 and Article
                         9:




_____________________________________
                         Lexie W. Adams



_____________________________________
                         Robert W. Dunbar



_____________________________________
                         Charles R. Sewell



_____________________________________
                         Ronald J. Wilhite
                           EXHIBIT A


     XV. Definitions. The following definitions shall apply for purposes of this Agreement.

          A. "Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

          B. "Partnership Minimum Gain" shall have the meaning of "partnership minimum gain" set forth in Sections 1.704-2(b)(2) and 1.704-2(d) of the Regulations.

          C. "Partnership Section 482 Allocation" shall have the meaning ascribed to such term in Section 3.2 of this Exhibit A.

          D. "Partnership Correlative Item" shall have the meaning ascribed to such term in Section 3.2 of this Exhibit A.

          E. "Partner Correlative Item" shall have the meaning ascribed to such term in Section 3.3 of this Exhibit A.

          F. "Partner Minimum Gain" shall have the meaning of "partner nonrecourse debt minimum gain" set forth in Section 1.704-2(i)(2) of the Regulations.

          G. "Partner Nonrecourse Debt" shall have the meaning of "partner nonrecourse debt" set forth in Section 1.704-2(b)(4) of the Regulations.

          H. "Partner Nonrecourse Deductions" shall have the meaning of "partner nonrecourse deductions" set forth in Sections
1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

          I. "Partner Section 482 Allocation" shall have the meaning ascribed to such term in Section 3.3 of this Exhibit A.

     XVI.      Regulatory Allocations.

          A. Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement, to the extent required by Section
1.704-2(f) of the Regulations, in the event that there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and if necessary, subsequent
Fiscal Years) in an amount equal to such Partner's share of the net decrease in Partnership Minimum Gain, determined in accordance with Section 1.704-2(g) of the Regulations. This
Section 2.1 is intended to comply with the minimum gain chargeback requirement set forth in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of this Agreement (other than Section 2.1 of this Exhibit A), if during any Fiscal Year there is a net decrease in Partner Minimum Gain, each Partner who has a share of such Partner Minimum Gain (determined in accordance with Section 1.704-2(i)(5)) of the Regulations shall be specially allocated items of income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner's share of the net decrease in the Partner Minimum Gain determined in accordance with Section 1.704-2(i)(4) of the Regulations.
This Section 2.2 is intended to comply with the minimum gain chargeback requirement of Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          C. Qualified Income Offset. Any Limited Partner which unexpectedly receives an adjustment, allocation, or distribution described in subparagraphs (4), (5) or (6) of Section
1.704-1(b)(2)(ii)(d) of the Regulations, which adjustment, allocation or distribution creates or increases a deficit balance in that Partner's Capital Account, shall be allocated items of "book" income and gain in an amount and manner sufficient to eliminate the deficit balance in that Partner's Capital Account so created or increased as quickly as possible in accordance with
Section 1.704-1(b)(2)(ii)(d) of the Regulations.

          D. Allocations of Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Partners in accordance with their respective Percentage Interests.

          E. Allocations of Partner Nonrecourse Deductions. Partner Nonrecourse Deductions shall be allocated among the Partners in accordance with the manner in which they bear the economic risk of loss of the Partner Nonrecourse Debt creating such Partner
Nonrecourse Deductions.

     XVII.       Other Allocation Rules

          A. Allocation With Respect to Imputed Interest. To the extent the Partnership has taxable interest income pursuant to
Section 483 or Sections 1271 through 1288 of the Code with respect to the obligation of any Partner to make Capital
Contributions, such interest income shall be specially allocated to the Partner whose obligation gave rise to such interest income but the amount of such interest income shall not be credited to such Partner's Capital Account.

          B. Partnership Section 482 Adjustment. If the Internal Revenue Service reallocates an item of income, deduction or loss to the Partnership pursuant to Section 482 of the Code or any similar rule or principle of law (a "Partnership Section 482
Allocation"), and a Partner or an Affiliate of such Partner has a corresponding correlative item of deduction, loss or income (as determined under Section 1.482-1(g)) of the Regulations (the
"Partner Correlative Item"), the item of income, deduction or loss constituting such Partnership Section 482 Allocation shall be specially allocated to the Partner who received (or whose Affiliate received) such Partner Correlative Item, and a corresponding deemed contribution or distribution shall likewise be allocated to such Partner.

          C. Partner Section 482 Adjustment. If the Internal Revenue Service reallocates an item of income, deduction or loss to a Partner or an Affiliate of such Partner pursuant to Section
482 of the Code or any similar rule or principle of law (a
"Partner Section 482 Allocation"), and the Partnership has a corresponding correlative item of deduction, loss or income (as determined under Section 1.482-1(g)) of the Regulations (the "Partnership Correlative Item"), such Partnership Correlative
Item shall be specially allocated to the Partner that received
(or whose Affiliate received) such Partner Section 482
Allocation, and a corresponding deemed contribution or distribution shall likewise be allocated to such Partner.

          D.        Allocations for Tax Purposes.

               1. In accordance with Code Section 704(c) of the Code and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so that a contributing Partner recognizes the variation, if any, between the adjusted basis and the initial
Gross Asset Value of the Property contributed by that Partner.
Unless the Partners otherwise agree, allocations pursuant to this
Section 3.4(a) shall use the "traditional allocation method" as set forth in Section 1.704-3(b) of the Regulations or any successor provision thereto.

               2. In the event the Gross Asset Value of any Partnership Property is adjusted pursuant to Section 1.40, subsequent allocations of income, gain, loss and deduction with respect to that asset shall take into account any variation between the Gross Asset Value of that asset before such adjustment and its Gross Asset Value after such adjustment in the same manner as the variation between adjusted basis and Gross Asset Value is taken into account under Section 3.4(a) of this Exhibit A with respect to contributed Property, and such variation shall be allocated in accordance with the principles of Section 1.704-1(b)(2)(iv)(f) of the Regulations.

          E. Varying Interests. For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly or other basis, as determined by the Committee using any permissible method under Section 706 of the Code and the Regulations thereunder.

          F.     Excess Nonrecourse Liabilities.  For purposes of
Regulations section 1.752-3, any excess nonrecourse liabilities of the Partnership shall be allocated to the Partners in accordance with their respective Percentage Interests.

          G. Treatment of Fees. The Partners intend that any fees to be paid to any Partner or its Affiliate pursuant to any Service
Agreement or License Agreement shall be not be treated as Partnership distributions and shall not reduce the Capital
Account of the Partner receiving such fees. If any Partnership expenditure treated as a deduction on the Partnership's Federal income tax return is disallowed as a deduction and treated as a Partnership distribution pursuant to Section 731 of the Code, there shall be a special allocation of gross income to the Partner deemed to have received such distribution equal to the amount of such distribution.
H.
                           EXHIBIT B

                    Land Purchase Agreement
                           SCHEDULE I

                           Summary of
                 Executive Management Services


     H.   Pre-Entitlement Period

     1.        Design/Development

          a. Participate directly in the overall planning and design of the Resort.

          b. Assist in the entitlement process, including the development of a public relations program.

          c. Review and comment on interior plans for the units and all common areas.

          d. Provide input into product development, including unit mix, an every-other-year offering, fee vs. right to use, floating vs. fixed week, amenities package, etc.

          e.             Review of construction drawings for the Resort.

          f. Attend meetings with architects, engineers, consultants and others involved in the planning and design of the Resort.

     2.        Financial

          a. Preparation of a detailed financial feasibility analysis for the Resort of "lender quality."

          b. Preparation of operating budgets and a business plan.

          c. Provide contacts and introductions to lenders and participate directly in financing negotiations.

     3.        Sales and Marketing

          a. Responsibility for development of marketing and lead generation strategies.

          b. Handle exchange company negotiations and documentation.

          c.             Review of promotional programs.

          d. Compliance with state sales registration and disclosure requirements.

     4.        Administrative and Others

          a. Develop staffing needs for all aspects of the Resort's operations and a hiring timetable.

          b.             Handle all legal filings and documentation.

          c. Upon the request of the Committee, development of programs for the rental of Intervals on behalf of the Partnership, the Interval owners and the Interval Owners Association.


     I.   Pre-Sales Period

     1.        Design/Development

          a.             Review of construction progress and budgets.

          b. Review of the furniture, fixtures and equipment ("FF&E") package and budget.

          c. Review of various interior design details, as needed.

     2.        Financial

          a.             Assistance with financing documentation.

          b. Establish and implement accounting and bookkeeping policies, procedures and systems on Maui.

          c. Preparation of monthly variance reports from the operating budget and quarterly re-forecasts for the remainder of each fiscal year for submission to the Partnership.

     3.        Sales and Marketing

          a.             Oversee pre-sales, if any.

          b. Participate in and be responsible for overseeing and developing marketing affiliations with local and national business partners, including airlines, car rental companies, golf courses, hotels, retailers, travel agencies, etc.

     4.        Administrative and Other

          a. Recruit and hire management personnel for the Resort.

          b.             Design of compensation programs.

          c.             Develop employee training programs.

          d. Secure office space and handle all office setup activities.


     J.   Period From CO Date to Two Years After the CO Date

     1.        Design/Development

          a. Participate in planning and design of subsequent phases of Resort development.

     2.        Financial

          a.             Prepare annual updates to the business plan.

          b. Prepare annual operating budgets and monthly variance reports.

          c. Assist in dealing with financing and lender issues.

     3.        Sales and Marketing

          a. Monitor the effectiveness of and supervise sales and marketing programs.

     4.        Administrative and Other

          a. Provide assistance to Resort management, as needed.

          b. If requested by the Committee, cause Resorts West, a Nevada general partnership ("RW"), to enter into rental management agreements with the Partnership, owners of Intervals, and/or the Interval Owners Association.


     K.   Period Following the Date Which is Two Years After the CO
     Date

     The only obligations of KP during this time period will be to serve as a General Partner and member of the Committee and, if the Committee so desires, as Administrative General
     Partner.

                          SCHEDULE II

                   Schedule of Prepaid Costs
                   as of December 31, 1996/1


I.   Timeshare Consulting Fees

     A.   Timeshare/Economics Consulting Fees

          1.   The Ridge Tahoe/Interval Resorts West   $101,292
          2.   RCI Consulting                            14,245
          3.   Helen Lanford                             55,125
          4.   KMPG-Peat Marwick                         39,958

                                                       $210,620

     B.   Architectural and Design

          1.   Wimberly Allison Tong Goo (architects)    78,279
          2.   Pamela Temples Interiors (interiors)      14,000
          3.   Austin Tsutsumi & Assoc.
               (topo survey-Lots 1 & 2)                   8,500

                                                        100,779

     C.   Public Relations/Marketing

          1.   Leland Chang Consultant
               (mtg. design, facilitator)                 2,352
          2.   Professional Communications
               (public relations)                         6,871

                                                          9,223

     D.   Legal

          1.   McCorriston Miho Miller Mukai              4,435

II.  SMA

     A.   Environmental Impact Statement

          1.   Munekiyo & Arakawa, Inc.                  99,220
          2.   Austin Tsutsumi & Assoc.
               (civil, traffic, survey)                  45,212
          3.   Oceanit Laboratories
               (erosion, algae bloom)                    74,166

                                                        218,598

     B.   Legal Fees

          1.   Cofer Beauchamp & Butler                     336
          2.   Carlsmith Ball Wichman Case Ichiki        10,584
          3.   Marr Jones                                    38
          4.   Gerson Grekin & Wynhoff                      617

                                                         11,575

     C.   SMA Consulting Fees

          1.   Pat Lee & Assoc. (public relations)       30,262
          2.   Earthplan (vacation club impact)          35,282
          3.   Darian Robin & Assoc.
               (public relations)                        13,274
          4.   George Kanahele & Assoc.
               (Hawaiian review)                         10,506
          5.   Tunnel-Spangler (graphics)                25,898
          6.   Ostrander Chu (advertising)               14,876
          7.   PBR Hawaii (SMA modifications)             5,963

                                                        136,061

     D.   Other

          1.   HONBLUE (copying, printing)                   45
          2.   Light, Inc. (copying, printing)              496
          3.   Air Survey Hawaii (photos)                   203
          4.   MGCC (business internet)                     104
          5.   Dateline Media (VHS-TV news story)            36
          6.   Poster Maui (framed pictures)                693
                    7.   Westin Maui (meeting)
               472
          8.   Best Instant Printing
               (copies, printing, business cards)           249
          9.   Bauer Audio Visual (scoping meeting)         495

                                                          2,793

III. Partnership Formation

     A.   Legal Fees

          1.   Mayer, Brown & Platt                      11,385
          2.   Goodsill Anderson Quinn & Stifel              40
          3.   Cades, Schutte, Fleming & Wright           3,156

                                                         14,581

IV.  Land Purchase Agreement

     A.   Deposit - Tobishima Pacific, Inc.             100,000
     B.   Legal Fees - Mayer, Brown & Platt              28,700

                                                        128,700

V.   Parks/Dedications

     A.   Wainee Park Expansion

          Chris Hart and Partners (planning)             56,152
          Partnership percentage                           x16%
          Allocation to Partnership                       8,984

VI.  Honoapillani Highway Widening Design               487,110

     A.   Austin Tsutsumi & Assoc.
          (alignment, survey, capacity study)             1,400

     B.   Title Guaranty of Hawaii (status reports)     488,510
          Partnership Percentage                            x16%
          Allocation to Partnership                      78,162


     TOTAL                                             $920,076
                         SCHEDULE III-A

            Loan Collections and Servicing Agreement


     L. To the extent permitted by and subject to conditions imposed by the Partnership's lenders, Resorts Financial Services ("RFS") and the Partnership will enter into a Loan Collection and Servicing Agreement which will have a term of three years from the CO Date, subject to earlier cancellation "for cause." After three years, either party may cancel without penalty upon giving 120 days' notice.

     M. Pursuant to the agreement, RFS will be responsible for all aspects of managing the consumer notes receivables portfolio ("Loans") held by the Partnership. In performing this service, RFS will utilize its proprietary loan collections and servicing software.

     N. All loan servicing employees and contractors, whether on-site or off-site, will be employed by or contractors of RFS at its, and not the Partnership's, cost. The Partnership acknowledges that on-site escrow and contracts personnel involved in the sale and marketing of Intervals will be employees of the Partnership and will not be considered to be loan collections and/or servicing personnel.

     O. RFS' loan servicing employees will become intimately familiar with the Resort and its operations and will provide a service level which is not less than that currently provided to the owners at The Ridge Tahoe.

     P. RFS will receive from the Partnership an annual fee equal to the sum, for each Loan, of 0.5% multiplied by the average outstanding principal balance of such Loan for such year; provided, however, that the amount of such fee shall be equitably adjusted if the Partnership's lenders should require that any loan collection or servicing functions (including disbursement of collected funds) must be handled by a party other than RFS. In addition, RFS will be entitled to collect a monthly loan servicing and collection fee from the obligor on each Loan. The amount of such fee, which will initially be $5 per month, will be consistent with market practice. The Partnership will in no event be liable for such monthly loan collection and servicing fee. RFS may initiate remedies against the obligor on a Loan in accordance with policies and procedures established by the Committee. RFS will not be entitled to any compensation or reimbursement in respect of its loan collection and servicing activity except as provided in this section.
                       SCHEDULE III-B(1)

              Homeowners Associations Management
                      Services Agreements


     Q. The Partnership, on behalf of each Homeowners Association, will enter into separate Management Services Agreements with RW. Each Management Services Agreement will have a term equal to the lesser of five years or the maximum term permitted by law and, if permitted by law, with successive one-year renewals and which will be cancelable by a majority vote of the Homeowners Association's members or otherwise as required by applicable law.

     R. Pursuant to the Homeowners Association Management Services Agreements, RW will assume complete responsibility for performing the following functions, which shall be allocated between the agreements as appropriate:

     1.        Central reservations for use of Intervals.

     2. Day-to-day resort management including rooms, parking, maintenance, etc.

     3. Management of the Association, including recordkeeping, filings, preparation of budgets and maintenance of reserves, and compliance with applicable regulations relating to Association finances.

     4. Operating and maintaining common areas, including parking, grounds, hallways, and building exteriors and unit interiors.

     5.        Conducting owner satisfaction surveys.

     6.        Assisting with exchange company relations.

     S. RW will utilize its own employees to provide the resort management services listed above.

     T.   RW will receive a management fee from the Homeowners
     Association equal to the lesser of 10% of the annual expenses and expenditures of reserve funds of the Homeowners Association, or the maximum percentage allowed under state law.
                       SCHEDULE III-B(2)

         Club Facilities Management Services Agreement


     XVIII.    The Partners anticipate that certain amenities relating
     to the Resort (including but not limited to one or more of a restaurant, bar, tennis facility, pool, health club, convenience store, and parking and other common areas relating to any of the foregoing) (the "Amenities") may be owned by the Partnership, an affiliate of the Partnership or as a condominium (the "Club Condominium") under separate ownership from the condominium subject to the time-share agreement. The Partners further anticipate that the Amenities will be made accessible to owners of Intervals as well as to other property owners in the area pursuant to contracts to be negotiated with the Interval Owners Association and, possibly, such other owners.

     XIX. To the extent any of the Amenities are owned by the Partnership, an Affiliate or the Club Condominium, KP will cause RW to enter into a management services agreement with the Partnership, an Affiliate (or, if appropriate, with the member association for the Club Condominium) pursuant to which RW will assume complete responsibility for managing the Amenities.

     XX. RW will utilize its own employees to provide the resort management services listed above.

     XXI. RW will be entitled to retain as a management fee an amount equal to 50% of the pre-tax net income (as determined in accordance with generally accepted accounting principles) generated by the Amenities. The balance of such income shall belong to the Partnership or the Club Condominium, as the case may be.


          SCHEDULE III-C

        Software License and Support Services Agreement


     A.   The Partnership, RW and RFS will enter into a Software
     License and Support Services Agreement which will include the following terms:

     1. RW and RFS (collectively, the "Licensors") will license their proprietary software to the Partnership for an annual fee of $20,000, payable quarterly in arrears.

          a. The licensed software will cover all aspects of the Resort's operations (except construction management), including Resort and Homeowners Association management, accounting and recordkeeping systems, and sales and marketing.

          b. The licensed software will be integrated with the loan collections and servicing software that RFS will utilize for servicing the Partnership's notes receivables pursuant to the Loan Collection and Servicing Agreement.

     2. RFS will install the licensed software on hardware purchased by the Partnership and will train the Partnership's employees in the use of the licensed software.

          a. RFS will use its own employees, including supervisory personnel, to complete the installation and training. Installation will be completed within forty-five (45) days prior to the issuance of a Certificate of Occupancy ("CO") for the Resort, or (if earlier), thirty (30) days prior to the beginning of pre-sales of Intervals. Training will be completed within thirty (30) days following the completion of installation.

          b. RFS supervisory personnel will keep the Committee informed at all times of the progress of the installation and any problems associated with the installation.

          c. Charges for RFS's personnel time will be made based on its direct costs (which will be limited to an allocable portion of their base salary, payroll taxes, fringe benefits and the prior year's annual bonus for personnel actually rendering services to the Partnership). No administrative or overhead charges will be made by RFS. RFS will provide the Committee with a detailed schedule of such costs for the entire installation and training sixty (60) days prior to the commencement of installation.

          d. Reasonable and documented out-of-pocket costs incurred by RFS personnel will be reimbursed by the Partnership.

          e. All actions and expenditures made and costs incurred by RFS in connection with the installation of the licensed software must be approved in advance by the Committee.

     3. RFS will provide software support for as long as the software license is in effect.

          a. RFS personnel will provide technical assistance and advice to Partnership employees on an as- needed basis.

          b. Support will be provided over the telephone or in person as requested by Partnership employees.

          c. Charges for RFS personnel time will be made at RFS's direct cost (as defined in I.B.3 above), and out-of-pocket costs will be reimbursed as incurred.

          d. The Partnership will employ one MIS support person at the Site as needed from time to time.

     4.        The license will begin at the start of the Pre-Sales
          Period and remain in effect as long as the Partnership remains in existence, and if AVM, AVLP or an Affiliate takes possession of the Resort pursuant to Article 11, the license will remain in effect for a period of 180 days thereafter. The license may be cancelled by the Partnership at any time without penalty. The license will contain customary representations and warranties regarding the Licensors' title and the suitability of the licensed software for the purposes of the licensee.

     5. During the term of the license, the Partnership will be entitled to all system upgrades and improvements at no additional cost, except for any documented out-of-pocket costs incurred by RFS to install such upgrades.

     B. The software to be licensed under the Software License and Support Agreement will include all proprietary software currently owned by RW and RFS (or which either of them has the right to use) and which are necessary for the development, marketing and operation of the Resort and shall include applications relating to:

          A.   Community Marketing Department

          B.   Sales Front Desk

          C.   Contract Department

          D.   Escrow Department

          E.   MIS Department

          F.   Reservations Department

          F.   Front Desk

          G.   Housekeeping

     C. The Software License will not include "off-the-shelf" software applications with respect to which neither RW nor RFS has any exclusive or proprietary rights.

                         SCHEDULE III-D

             Sales and Marketing Services Agreement


     D. KP and the Partnership will enter into a Sales and Marketing Services Agreement pursuant to which KP will be fully responsible for managing, overseeing and supervising the Partnership's employees in connection with all sales and marketing activities and programs for the Resort, including the following:

     1. Development of comprehensive sales and marketing programs based on strategies developed by the Key Executives.

     2. Full responsibility for recruiting, hiring and training all sales and marketing personnel

     3. Supervising the preparation of design plans for the on-site sales center

     4. Supervising the selection of OPC and off-site sales centers, negotiating leases for such locations, and supervising the design and construction of tenant improvements

     5. Overseeing development of sales and promotional literature

     6.        Supervising project sales and marketing personnel

     7.        Approving all advertising programs

     8.        Reviewing daily sales reports

     9. Coordinating sales and marketing affiliations with outside companies

     10.       Ensuring proper closing and escrow procedures

     11.       Maintaining compliance with established sales policies.

     E. KP will report to the Committee on a bi-monthly basis unless the Committee authorizes less frequent reports.

     F. KP will establish Interval pricing parameters and "first day" incentives for approval by the Committee by no later than 90 days before the commencement of pre-sales of Intervals.

     G. The Partnership will pay KP, on a monthly basis, a fee equal to 2% of sales closed during such month (the "Override") as compensation for the services described above. KP will not be entitled to any additional compensation or reimbursement.

     H. The Partnership may cancel the Sales and Marketing Services Agreement at any time after giving 60 days' notice; provided, however, that if such cancellation is not for cause, the Partnership will continue to pay 100% of the Override for 18 months after the date on which the first Interval sale closes.
I.
                         SCHEDULE III-E

                Telemarketing Services Agreement


     1. Interval Resorts West, Inc. ("IRW") and the Partnership will enter into a Telemarketing Services Agreement pursuant to which sales of the Partnership's Intervals will be marketed through the telemarketing facilities operated by IRW for so long as IRW conducts a telemarketing program on its own behalf or on behalf of other resorts operated by the Ridge Group. The telemarketing services to be provided will be provided by trained personnel and will be comparable or superior in nature, scope and quality to the services provided by the Ridge Group at the Ridge Tahoe resort.

     2. This agreement may be terminated by the Partnership at any time without penalty.

     3. IRW's sole compensation for the services to be provided hereunder will be reimbursement of its costs, which will be separately calculated for each program that IRW's telemarketing group undertakes on behalf of the Partnership.

     4. RW's costs for purposes of the Telemarketing Services Agreement will be its fully-loaded costs, which will include salary and benefit costs, payroll taxes, and employee-related insurance, as well as facilities and equipment rent, utilities, and supplies. These costs will be allocated based upon the portion of employee time spent by IRW's telemarketing group on the Partnership's activities as compared with non-Partnership work.

     5. All services and charges must be approved by the Committee in advance.

     6. If IRW wishes to cease operating a telemarketing facility on its own behalf or on behalf of other resorts operated by the Ridge Group, IRW will provide six (6) months' prior notice to the Partnership. The Partnership will thereupon have the option to take over IRW's telemarketing operations (including the assumption by the Partnership of all or any rights and obligations of IRW under real property or equipment leases, the right to use software relating to the telemarketing activity and to hire IRW's telemarketing employees).
                         SCHEDULE III-F

            Central Reservations Services Agreement


     7. KP will cause RW to enter into a Central Reservations Services Agreement with the Interval Owners Association pursuant to which RW will provide to the Partnership the use of its telephone reservations system, reservations personnel, and all other systems, services and facilities of RW relating to reservations. The reservations services to be provided by RW under this Agreement will be comparable or superior in nature, scope and quality to the reservation services provided by the Ridge Group for the Ridge Tahoe resort.

     8. RW will provide the central reservation services to the Interval Owners Association at its cost, as defined in the following paragraph.

     9. RW's costs for purposes of the Central Reservations Services Agreement will be its fully-loaded costs, which will be comprised of salary and benefit costs, payroll taxes, and employee-related insurance for RW's central reservations staff, as well as facilities and equipment rent and costs of utilities and supplies actually incurred by RW in providing central reservations services. These costs will be allocated based upon the portion of time spent by the central reservations staff on the Interval Owners Association's activities as compared with non-Interval Owners Association central reservations work.

     10. All services and charges shall be approved by the Committee in advance.

     11. The Central Reservations Services Agreement will remain in effect for a minimum of two years following the CO Date, and thereafter, may be cancelled by RW only with twelve (12) months' prior written Notice of Termination. Notice of Termination may not be given earlier than the date which is two years after the CO Date. Prior to the effective date of any such termination, KP and RW will provide to the Interval Owners Association copies of all records and information as are reasonably requested by the Interval Owners Association for the uninterrupted operational administration of, and so that the Interval Owners Association may establish, a replacement central reservation system for the Resort.
12.
                       TABLE OF CONTENTS


1    DEFINITIONS                                                2

2    FORMATION OF PARTNERSHIP                                  13

3    PERCENTAGE INTERESTS; CAPITAL CONTRIBUTIONS; OTHER
     FINANCING                                                 16

4    DISTRIBUTIONS                                             23

5    PROFITS AND LOSSES                                        24

6    MANAGEMENT OF THE PARTNERSHIP                             25

7    BOOKS AND RECORDS; FINANCIAL STATEMENTS; TAXES            30

8    EXECUTIVE MANAGEMENT SERVICES; OTHER SERVICES             32

9    TRANSFERS OF INTERESTS                                    34

10   WITHDRAWAL; DISSOLUTION; EVENTS OF LIQUIDATION            39

11   WINDING UP AND LIQUIDATION                                41

12   NOTICES                                                   47

13   MISCELLANEOUS                                             48


EXHIBITS

     Tax Allocations                              Exhibit A
     Land Purchase Agreement                      Exhibit B

SCHEDULES

     Executive Management Services                Schedule I
     Schedule of Prepaid Costs                    Schedule II
     Service and License Agreements --
     Loan Collections and Servicing Agreement     Schedule III-A
     Homeowners Associations
                                                    Management
                                                  Services Agreement
                                                  Schedule III-B(1)
     Club Facilities Management
       Services Agreement                         Schedule III-B(2)
     Software License and
       Support Services Agreement                 Schedule III-C
     Sales and Marketing Services Agreement       Schedule III-D
     Telemarketing Services Agreement             Schedule III-E
     Central Reservations Services Agreement      Schedule III-F
_______________________________
1/ This schedule does not include costs which have not yet been paid or which have not been invoiced.